    As filed with the Securities and Exchange Commission on October  , 1994
                                                  Registration Nos.



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               __________________

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                            THE SECURITIES ACT OF 1933
                                __________________

  Public Service Electric and Gas         Public Service Electric and Gas
          Company                                 Capital, L.P.
  (Exact name of registrant           (Exact name of registrant as specified
  as specified in charter)               in Limited Partnership Agreement)

  New Jersey                                                  New Jersey
          (State or other jurisdiction of incorporation or organization)

  22-1212800                                                22-3325834
                       (I.R.S. Employer Identification No.)

  80 Park Plaza                                        80 Park Plaza
  P. O. Box 570                                        P. O. Box 570
  Newark, New Jersey 07101                      Newark, New Jersey  07101
  (201) 430-7000                                       (201) 430-7000

(Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)

  Robert C. Murray                             c/o Robert C. Murray
  Senior Vice President-Finance            Senior Vice President-Finance
  and Chief Financial Officer               and Chief Financial Officer
  80 Park Plaza, T4B                            80 Park Plaza, T4B
  P. O. Box 570                                   P. O. Box 570
  Newark, New Jersey 07101                   Newark, New Jersey 07101
  (201) 430-5630                                  (201) 430-5630

(Name, address, including zip code, and telephone number, including area code, of agents for service)

                             with copies to:

         James T. Foran, Esquire          Howard G. Godwin, Jr., Esquire
        General Corporate Counsel                  Brown & Wood
           80 Park Plaza, T5B                 One World Trade Center
              P.O. Box 570                      New York, NY 10048
        Newark, New Jersey 07101

     Approximate date of commencement of proposed sale to the public: After the Registration Statement becomes effective, as determined by market conditions and other factors.
                               ____________________

     If the only securities being registered on this Form are being offered pursuant to dividendor interest reinvestment plans, please check the following box.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box.
                               ____________________

                         CALCULATION OF REGISTRATION FEE
Title of Each                       Proposed            Proposed
Class of             Amount       Maximum Offering    Maximum Aggregate     Amount of
Securities To        To Be          Price Per            Offering          Registration
Be Registered      Registered      Unit (2) (3)        Price (2) (3)           Fee (4)
- -------------     -------------   ----------------    ------------------   ------------
Public Service
Electric and Gas
Capital, L.P.
  Cumulative
Monthly
  Income
  Preferred
Securities
- ---------------------------------------------------------------------------------------
Public Service
Electric and Gas
Company
  Guarantees with
  respect to
  Public Service
  Electric and Gas
  Capital, L.P.
  Preferred
  Securities
- ---------------------------------------------------------------------------------------
Public Service
Electric and Gas
Company
  Deferrable
  Interest
  Subordinated
  Debentures
- ---------------------------------------------------------------------------------------
Total               $210,000,000       100%                $210,000,000      $42,000


 (1)    There are being registered hereunder a presently indeterminate number of Cumulative
       Monthly Income Preferred Securities of Public Service Electric and Gas Capital, L.P.
       with an aggregate initial public offering price not to exceed $210,000,000  and related
       Guarantees and Deferrable Interest Subordinated Debentures of Public Service Electric
       and Gas Company for which no separate consideration will be received.

(2)    Estimated solely for the purpose of determining the registration fee.

(3)    Exclusive of accrued interest and dividends, if any.

(4)    Pursuant to Rule 457(n) and (o), the registration fee is calculated on the basis of the proposed maximum offering price of the Cumulative Monthly Income Preferred Securities.


  The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                  SUBJECT TO COMPLETION, DATED ______   , 1994
            PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED        , 1994
                   ____________________ Preferred Securities

                    PUBLIC SERVICE ELECTRIC AND GAS CAPITAL

    _____% Cumulative Monthly Income Preferred Securities (MIPS*), Series A
     (liquidation preference $25 per Preferred Security) guaranteed to the the extent the issuer has funds as set forth herein by

                    PUBLIC SERVICE ELECTRIC AND GAS COMPANY
                           _________________________

    The    % Cumulative Monthly Income Preferred Securities, Series A (the
"Series A Preferred Securities"), representing the limited partner interests offered hereby, are being issued by Public Service Electric and Gas Capital, L.P., a limited partnership formed under the laws of the State of New Jersey (the "Partnership"). The Partnership exists for the sole purpose of issuing partner interests and lending the proceeds thereof to Public Service Electric and Gas Company ("PSE&G"), the sole general partner of the Partnership (the "General Partner"). The limited partner interests represented by the Series A Preferred Securities will have a preference with respect to cash distributions and amounts payable on liquidation over the General Partner's interest in the Partnership.

    Holders of the Series A Preferred Securities will be entitled to receive cumulative preferential cash distributions ("Dividends") at an annual rate of % of the stated liquidation preference of $25 per Series A Preferred Security, accruing from the date of original issuance and payable monthly in arrears on the last day of each calendar month of each year, commencing _______, 1994.
The payment of Dividends and the payments in liquidation or redemption with respect to the Series A Preferred Securities, in each case out of funds legally available therefor held by the Partnership, are guaranteed by PSE&G to the extent described herein and in the accompanying Prospectus (the "Guarantee"). See "Description of the Guarantee" in the accompanying Prospectus. If PSE&G fails to make payments on its __% Deferrable Interest Subordinated Debentures, Series A (the "Series A Subordinated Debentures") purchased by the Partnership with the proceeds of the Series A Preferred Securities, the Partnership will not have sufficient funds to make the related payments, including Dividends, on the Series A Preferred Securities. The Guarantee does not cover such payments when the Partnership does not have sufficient funds. In such event, the remedy of a holder of Series A Preferred Securities is to enforce the rights of the Partnership under the Series A Subordinated Debentures. See "Certain Terms of the Series A Subordinated Debentures" herein and "Description of the Subordinated Debentures" in the accompanying Prospectus.

    The obligations of PSE&G under the Guarantee are subordinate and junior in right of payment to all general liabilities of PSE&G and its obligations under the Series A Subordinated Debentures are subordinate and junior in right of payment to all present and future Senior Indebtedness of PSE&G. At June 30, 1994, the Senior Indebtedness of PSE&G aggregated approximately $5.624 billion.

    The Series A Preferred Securities are subject to redemption at the option of the General Partner, in whole or in part, from time to time, on or after _______________, 1999, at $25 per Series A Preferred Security plus accumulated and unpaid Dividends to the date fixed for redemption (the "Redemption Price"), and will be redeemed from the proceeds of any redemption or payment at maturity of the Series A Subordinated Debentures. See "Certain Terms of the Series A
Preferred Securities   Optional Redemption" and "  Mandatory Redemption"
herein. In addition, the Series A Preferred Securities will be subject to redemption at the option of the General Partner upon the occurrence of certain special events described under "Certain Terms of the Series A Preferred Securities Optional Redemption" and " Special Event Redemption or Distribution" herein, provided that upon the occurrence of certain special events, the General Partner may dissolve the Partnership and cause the Series A Subordinated Debentures to be distributed to the holders of the Series A Preferred Securities in liquidation of their interests in the Partnership. If the Series A Subordinated Debentures are so distributed, PSE&G will use its best efforts to list them on the New York Stock Exchange.

    In the event of the liquidation of the Partnership, holders of Series A Preferred Securities will be entitled to receive for each Series A Preferred Security a liquidation preference of $25 plus accumulated and unpaid Dividends to the date of payment, unless, in connection with such liquidation, the Series A Subordinated Debentures are distributed to the holders of the Series A Preferred Securities. See "Description of the Preferred Securities Liquidation Distribution" in the accompanying Prospectus.

    See "Certain Investment Considerations" for certain information relevant to an investment in the Series A Preferred Securities, including the period during which and circumstances under which payment of Dividends on the Series A Preferred Securities may be deferred and the related federal income tax consequences.

    Application has been made to list the Series A Preferred Securities on the New York Stock Exchange.
               __________________________________________________

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE
         COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
        PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT
          OR THE PROSPECTUS TO WHICH IT RELATES.  ANY REPRESENTATION TO
                        THE CONTRARY IS A CRIMINAL OFFENSE.

             Initial Public      Underwriting      Proceeds to the
             Offering Price      Commission (1)      Partnership
             --------------      -------------     ---------------

Per Series A
Preferred
Security... $                        (2)           $

Total.......$                        (2)           $
_______________________

    (1) The Partnership and PSE&G have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting" herein.

    (2) As the proceeds of the sale of the Series A Preferred Securities will be loaned to PSE&G, under the Underwriting Agreement PSE&G has agreed to pay to
the Underwriters $         per Series A Preferred Security (or $           in
the aggregate); provided that such compensation will be $           per Series
A Preferred Security sold to certain institutions. Therefore, to the extent that Series A Preferred Securities are sold to such institutions, the actual amount of Underwriters' compensation will be less than the amount specified above. See "Underwriting."

    (3) Expenses of the offering, excluding underwriting commissions which are payable by PSE&G, are estimated to be $325,000.
                             ____________________

    The Series A Preferred Securities offered hereby are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of the Series A Preferred Securities will be made only in book-entry form through the facilities of The Depository Trust Company on or
about        , 1994.
_______________________

    *  An application has been filed by Goldman, Sachs & Co. with the United
    States Patent and     Trademark Office for the registration of the MIPS
    servicemark.

    GOLDMAN, SACHS & CO.
         BEAR, STEARNS & CO. INC.
              DEAN WITTER REYNOLDS INC.
                   MORGAN STANLEY & CO.
                         INCORPORATED
                        PAINEWEBBER INCORPORATED
                             PRUDENTIAL SECURITIES INCORPORATED
                                  SMITH BARNEY INC.
                             ____________________

           The date of this Prospectus Supplement is        , 1994.

         IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SERIES APREFERRED SECURITIES AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

         The following information supplements and should be read in conjunction with the information contained in the accompanying Prospectus. Each of the capitalized terms used in this Prospectus Supplement has the meaning set forth in this Prospectus Supplement or in the accompanying Prospectus.

                      CERTAIN INVESTMENT CONSIDERATIONS

         Prospective purchasers of the Series A Preferred Securities should carefully review the information contained elsewhere in this Prospectus Supplement and in the accompanying Prospectus and should particularly consider the following matters:

Subordinate Obligations under the Guarantee and the Series A Subordinated Debentures

         PSE&G's obligations under the Guarantee are subordinate and junior in right of payment to all general liabilities of PSE&G and its obligations under the _____% Deferrable Interest Subordinated Debentures, Series A (the "Series A Subordinated Debentures") are subordinate and junior in right of payment to all Senior Indebtedness (as defined in the accompanying Prospectus) of PSE&G. At June 30, 1994, the Senior Indebtedness of PSE&G aggregated approximately $5.624 billion. There are no terms in the Series A Preferred Securities, the Series A Subordinated Debentures or the Guarantee that limit PSE&G's ability to incur additional indebtedness, including indebtedness that ranks senior to the Series A Subordinated Debentures and the Guarantee. The Guarantee guarantees payment to the holders of the Series A Preferred Securities of accumulated and unpaid monthly Dividends, amounts payable on redemption, and amounts payable on liquidation of the Partnership, in each case, however, only to the extent that the Partnership has funds on hand legally available therefor and payment thereof does not otherwise violate applicable law. If PSE&G were to default on its obligation to pay interest or amounts payable on redemption or maturity of the Series A Subordinated Debentures, the Partnership would lack legally available funds for the payment of Dividends or amounts payable on redemption of the Series A Preferred Securities, and in such event, holders of the Series A Preferred Securities would not be able to rely upon the Guarantee for payment of such amounts. Instead, holders of the Series A Preferred Securities would be required to seek enforcement of the Partnership's rights against PSE&G pursuant to the terms of the Indenture (as defined below). See "Description of the Guarantee Status of the Guarantee" and "Description of the Subordinated Debentures Subordination" in the accompanying Prospectus.

Option to Extend Interest Payment Period

         So long as an Event of Default (as defined in the Indenture) has notoccurred and is continuing, PSE&G has the right under the Indenture at any time and from time to time to extend interest payment periods on the Subordinated Debentures (as defined below), including the Series A Subordinated Debentures, for up to 60 consecutive months, and, as a consequence, monthly

Dividends on the Series A Preferred Securities can be deferred by the Partnership during any such extended interest payment period. Dividends in arrears after the monthly payment date therefor will accumulate additional distributions thereon at the rate per annum of _____% thereof. The term "Dividends" as used herein includes, as applicable, monthly distributions, distributions on monthly distributions in arrears and Additional Amounts (as defined below). In the event PSE&G exercises its right to extend the interest payment periods on the Subordinated Debentures, PSE&G may not declare or pay dividends on or redeem, purchase, acquire, or make a liquidation payment with respect to, any shares of its capital stock during such extension period.
PSE&G currently believes that the extension of an interest payment period is
unlikely.  See "Description of the Preferred Securities    Dividends" and
"Description of the Subordinated Debentures   Option to Extend Interest Payment
Period" in the accompanying Prospectus.

         Should an extended interest payment period occur, the Partnership will continue to accrue income for United States federal income tax purposes which will be allocated, but not distributed, to holders of the Series A Preferred Securities. As a result, the owner of Series A Preferred Securities will include such interest in gross income for United States federal income tax purposes in advance of the receipt of cash, and will not receive the cash related to such income if the owner disposes of the Series A Preferred Securities prior to the record date for the payment of Dividends. See "United States Taxation Potential Extension of Interest Payment Period" herein.

Special Event Redemption or Distribution

         Upon the occurrence and continuation of certain special events arising from a change in law or a pronouncement or decision interpreting or applying any applicable law, the General Partner may dissolve the Partnership and cause the Series A Subordinated Debentures to be distributed to the holders of the Series A Preferred Securities in liquidation of such holders' interests in the
Partnership.  See "Certain Terms of the Series A Preferred Securities   Special
Event Redemption or Distribution" herein.

                               THE PARTNERSHIP

         The Partnership is a limited partnership formed under the laws of the State of New Jersey. All of its general partner interests are owned by PSE&G. As a limited partnership, all of the business and affairs of the Partnership will be managed by the General Partner. The Partnership has been created solely for the purpose of issuing partner interests, including its Cumulative Monthly Income Preferred Securities (the "Preferred Securities"), and lending the proceeds thereof to PSE&G. Such loans will be evidenced by the Deferrable Interest Subordinated Debentures (the "Subordinated Debentures") issued by
PSE&G under an Indenture dated as of      , 1994 (the "Indenture") between

PSE&G and First Fidelity Bank, National Association, as trustee (the "Trustee"), including the Series A Subordinated Debentures to be issued concurrently with the issuance of the Series A Preferred Securities. The Subordinated Debentures will be the only assets of the Partnership and the only revenues of the Partnership will be the interest on the Subordinated Debentures.

                   PUBLIC SERVICE ELECTRIC AND GAS COMPANY

         PSE&G is an operating public utility company engaged in the generation, transmission, distribution and sale of electric energy service and in the production, transmission, distribution and sale of gas service in New Jersey. PSE&G supplies electric and gas service in areas of New Jersey in which approximately 5,500,000 persons reside, approximately 70% of the State's population. PSE&G is the principal subsidiary of Public Service Enterprise Group Incorporated ("Enterprise"), which owns all of PSE&G's common stock.

         PSE&G's service area is a corridor of approximately 2,600 square miles running diagonally across the State of New Jersey from Bergen County in the northeast to an area below the City of Camden in the southwest. This heavily populated, commercialized and industrialized territory encompasses most of New Jersey's largest municipalities, including its six largest cities, in addition to approximately 300 suburban and rural communities.

         As of December 31, 1993, PSE&G had approximately 1,868,000 electric customers and 1,498,000 gas customers. For the year ended December 31, 1993, PSE&G's operating revenues were approximately $5.287 billion and PSE&G's earnings available to Enterprise were approximately $577 million.


                               COVERAGE RATIOS

         PSE&G's Ratio of Earnings to Fixed Charges for each of the periods indicated is as follows:

                                                  12 Months Ended
                       Years Ended December 31,    June 30, 1994
  1989    1990      1991      1992      1993
- ----------------------------------------------    ---------------
  3.21    3.10      3.20      2.70      3.30           3.49

         The Ratio of Earnings to Fixed Charges represents, on a pre-tax basis, the number of times earnings cover fixed charges. Earnings consist of net income, to which has been added fixed charges and taxes based on income of PSE&G and its subsidiaries. Fixed charges consist of interest charges and an interest factor in rentals.

         PSE&G's Ratio of Earnings to Fixed Charges plus Preferred Stock DividendRequirements for each of the periods indicated is as follows:

                                                      12 Months Ended
                       Years Ended December 31,        June 30, 1994
  1989    1990      1991      1992      1993
- -----------------------------------------------       ---------------
  2.88    2.79      2.86      2.43      2.89                3.03

         The Ratio of Earnings to Fixed Charges plus Preferred Stock Dividend Requirements represents, on a pre-tax basis, the number of times earnings cover fixed charges plus preferred stock dividend requirements. Earnings consist of net income, to which has been added fixed charges and taxes based on income of PSE&G and its subsidiaries. Fixed Charges consist of interest charges and an interest factor in rentals. Preferred Stock Dividend Requirements represent the pre-tax earnings necessary to pay such dividends, computed at the effective tax rates for the applicable periods.


              CERTAIN TERMS OF THE SERIES A PREFERRED SECURITIES

Dividends

         The Series A Preferred Securities will be entitled to Dividends out of funds legally available therefor held by the Partnership at the annual rate of ____% of the stated liquidation preference of $25, payable monthly in arrears on the last day of each calendar month. The General Partner may make distributions on the general partner interests of the Partnership only after payment in full of all Dividends accrued on the Series A Preferred Securities and any other outstanding Preferred Securities of the Partnership. The first
Dividend payment date for the Series A Preferred Securities will be      ,
1994, and such Dividends will be cumulative from the date of original issuance.

         The Series A Preferred Securities will rank pari passu with all other series of Preferred Securities which may be issued by the Partnership. No otherseries of Preferred Securities has been issued by the Partnership.

         So long as an Event of Default has not occurred and is continuing, PSE&G has the right under the Indenture at any time and from time to time to extend the interest payment period on the Subordinated Debentures, including the Series A Subordinated Debentures, to a period not exceeding 60 consecutive months, provided that such extended interest payment period shall not extend beyond the stated maturity date or redemption date of any Subordinated Debentures. As a consequence, monthly Dividends on the Series A Preferred Securities would be deferred (but would continue to accumulate with Dividends thereon) by the Partnership during any such extended interest payment period. Dividends in arrears after the monthly payment date therefor will accumulate additional distributions thereon at the rate per annum of ___% thereof. In the event that PSE&G exercises its right to extend the interest payment period on the Subordinated Debentures, PSE&G may not declare or pay dividends on, or redeem, purchase, acquire or make a liquidation payment with respect to, any shares of its capital stock during such extension period. PSE&G currently believes that the extension of an interest payment period is unlikely. Prior to the termination of any such extension period, PSE&G may further extend the interest payment period, provided that such extension period together with all such previous and further extensions thereof may not exceed 60 consecutive months. Upon the termination of any extension period and the payment of all amounts then due on the Subordinated Debentures, PSE&G may elect to extend the interest payment period again, subject to the above requirements. See "United States Taxation Potential Extension of Interest Payment Period" herein and "Description of the Preferred Securities Dividends" and "Description of the Subordinated Debentures Option to Extend Interest Payment Period" in the accompanying Prospectus. Payments received by the Partnership with respect to the Series A Subordinated Debentures and other series of PSE&G's Subordinated Debentures will not be segregated by the Partnership for the benefit of the holders of the Series A Preferred Securities or holders of any other particular series of Preferred Securities.

Optional Redemption

         The Series A Preferred Securities are subject to redemption, at the option of the General Partner, in whole or in part, from time to time, on or
after              , 1999, at $25 per Series A Preferred Security, plus
accumulated and unpaid Dividends, if any, to the date fixed for redemption (the "Redemption Price").

         In addition, if at any time after the issuance of the Series A Preferred Securities, the Partnership is or would be required to pay Additional Amounts as described below or PSE&G is or would be required to pay Additional Interest on the Series A Subordinated Debentures, as described under "Description of the Subordinated Debentures Additional Interest" in the accompanying Prospectus, then the Series A Preferred Securities will be subject to redemption at the Redemption Price, at the option of the General Partner, in whole, or in part if such requirement relates only to certain Series A Preferred Securities.

Mandatory Redemption

         If at any time the Series A Subordinated Debentures are redeemed by PSE&G upon the occurrence of certain events which also cause the Series A Preferred Securities to become redeemable or PSE&G pays the Series A Subordinated Debentures at maturity as described under "Certain Terms of the Series A Subordinated Debentures" herein, the Series A Preferred Securities will be subject to mandatory redemption at the Redemption Price.

         The Series A Preferred Securities will not be entitled to any sinking fund.

Special Event Redemption or Distribution

         If a Tax Event or an Investment Company Act Event (each, as defined below, and, each, a "Special Event") shall occur and be continuing, the General Partner may elect, at its option, to (i) redeem the Series A Preferred Securities in whole (but not in part), at the Redemption Price within 90 days following the occurrence of such Special Event, or (ii) dissolve the Partnership and cause the Series A Subordinated Debentures to be distributed to the holders of the Series A Preferred Securities in liquidation of the Partnership within 90 days following the occurrence of such Special Event, provided that the General Partner shall have received an opinion of counsel (which may be regular tax counsel to the General Partner or an affiliate but not an employee thereof) to the effect that the holders of the Series A Preferred Securities will not recognize any gain or loss for federal income tax purposes as a result of such dissolution and distribution. See "United States Taxation Receipt of Series A Subordinated Debentures Upon Liquidation of the Partnership" herein. If the General Partner does not elect either option (i) or (ii) above, the Series A Preferred Securities will remain outstanding.

         "Tax Event" means that the Partnership shall have received an opinion of counsel (which may be regular counsel to PSE&G or an affiliate but not an employee thereof) experienced in such matters to the effect that, as a result of any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein affecting taxation, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or such interpretation or pronouncement is announced on or after the date of original issuance of the Series A Preferred Securities, there is more than an insubstantial risk that (i) the Partnership is subject to United States federal income tax with respect to interest received on the Subordinated Debentures, (ii) interest payable by PSE&G on the Subordinated Debentures will not be deductible for United States federal income tax purposes or the Partnership will otherwise not be taxed as a partnership or (iii) the Partnership is subject to more than a de minimis amount of other taxes, duties, assessments or other governmental charges.

         "Investment Company Act Event" means the occurrence of a change in law or regulation or a change in official interpretation of law or regulation by any legislative body, court, governmental agency or regulatory authority (a "Change in 1940 Act Law") to the effect that the Partnership is or will be considered an "investment company" which is required to be registered under the Investment Company Act of 1940, as amended (the "1940 Act"), which Change in 1940 Act Law becomes effective on or after the date of original issuance of the Series A Preferred Securities; provided, that no Investment Company Act Event shall be deemed to have occurred if the Partnership has received an opinion of counsel (which may be regular counsel to PSE&G or any affiliate but not an employee thereof) experienced in such matters, to the effect that the Partnership and/or PSE&G has taken reasonable measures, in its discretion, to avoid such Change in 1940 Act Law so that notwithstanding such Change in 1940 Act Law, the Partnership is not required to be registered as an "investment company" within the meaning of the 1940 Act.

Additional Amounts

         If, as a result of (i) the Series A Subordinated Debentures not being treated as indebtedness for United States federal income tax purposes or (ii) the Partnership not being treated as a partnership for United States federal income tax purposes, the Partnership is required to withhold or deduct from payments on the Series A Preferred Securities for or on account of any present or future taxes imposed by the United States which would not otherwise be required to be withheld or deducted, the Partnership will pay such additional amounts as may be necessary in order that the net amounts received by the holders of the Series A Preferred Securities after such withholding or deduction will equal the amounts which would have been received in respect of such Series A Preferred Securities in the absence of such withholding or deduction ("Additional Amounts"), except that no such Additional Amounts will be payable to a holder of Series A Preferred Securities (or a third party on such holder's behalf) with respect to Series A Preferred Securities if:

         (a) such holder is liable for such taxes by reason of such holder having a connection with the United States, other than being a holder of Series A Preferred Securities; or

         (b) the Partnership has notified such holder of the obligation to withhold or deduct taxes and requested but not received from such holder a valid declaration of non-residence, a valid taxpayer identification number or other claim for exemption in such form or content as may be required by the United States Internal Revenue Service ("IRS") and such withholding or deduction would not have been required had such declaration, taxpayer identification number or claim been received.

Liquidation Value

         The amount per share payable on the Series A Preferred Securities in the event of any liquidation of the Partnership is $25 plus accumulated and unpaid Dividends, unless, in connection with such liquidation, the Series A Subordinated Debentures are distributed to the holders of the Series A Preferred Securities.

            CERTAIN TERMS OF THE SERIES A SUBORDINATED DEBENTURES

         In exchange for, and to evidence the loan of, the proceeds of the sale of the Series A Preferred Securities and the General Partner's related investment in the Partnership, PSE&G will issue the Series A Subordinated Debentures to the Partnership in the principal amount of $________ and with interest payment provisions which correspond to the distribution provisions of the Series A Preferred Securities. The Series A Debentures are redeemable prior to maturity at the option of PSE&G (i) at any time if PSE&G is required to pay Additional Interest on the Series A Debentures, in whole or in part,
(ii) at any time on or after __________, 1999, in whole or in part, and (iii) if a Tax Event occurs and is continuing, in whole (but not in part), in any case at 100% of the principal amount thereof plus accrued interest to the redemption date. The Series A Debentures are subject to mandatory redemption prior to maturity at 100% of the principal amount thereof plus accrued interest to the redemption date in whole or in part upon a redemption of the Series A Preferred Securities, but if in part, in an aggregate principal amount equal to the aggregate stated liquidation preference of the Series A Preferred Securities redeemed. In addition, the Series A Subordinated Debentures will be subject to mandatory redemption upon the dissolution and winding up of the Partnership, unless, following the occurrence of a Special Event, the General Partner elects to distribute the Series A Subordinated Debentures to the holders of the Series A Preferred Securities. In the event the Series A Subordinated Debentures were issued to the holders of the Series A Preferred Securities, such Series A Subordinated Debentures would be in denominations of $25.00 and integral multiples thereof. The Series A Subordinated Debentures will mature on __________, 2043.

         The Series A Subordinated Debentures will rank junior and be subordinatein right of payment to all Senior Indebtedness of PSE&G. See "Description of the Subordinated Debentures Subordination" in the accompanying Prospectus.

                            UNITED STATES TAXATION

General

          This section is a summary of certain United States federal income tax considerations that may be relevant to prospective purchasers of Series A Preferred Securities and represents the opinion of Ballard Spahr Andrews & Ingersoll, special tax counsel to PSE&G and the Partnership, insofar as it relates to matters of law and legal conclusions. This section is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Subsequent changes may cause tax consequences to vary substantially from the consequences described below.

         No attempt has been made in the following discussion to comment on all United States federal income tax matters affecting purchasers of Series A Preferred Securities. Moreover, the discussion focuses on holders of Series A Preferred Securities who are individual citizens or residents of the United States who are owners of Series A Preferred Securities for United States federal tax purposes and has only limited application to corporations, estates, trusts or non-resident aliens. Accordingly, each prospective purchaser of Series A Preferred Securities should consult, and should depend on, his or her own tax adviser in analyzing the federal, state, local and foreign tax consequences of the purchase, ownership or disposition of Series A Preferred Securities.

         In April 1994, the IRS issued certain notices generally addressing the characteristics which distinguish debt from equity for various purposes under the United States federal income tax laws. In these notices, the IRS indicated that transactions involving securities that, like the Series A Preferred Securities, have both debt and equity characteristics would be reviewed with scrutiny to determine how they would be treated for tax purposes. Based on the advice of Ballard Spahr Andrews & Ingersoll, PSE&G believes that interest on the Series A Subordinated Debentures will be deductible under the tests referred to in these notices. If, however, the IRS should subsequently issue a further official pronouncement, or should there be a judicial decision, as a result of which there is more than an insubstantial risk that interest on the Series A Subordinated Debentures would not be deductible, the General Partner would have the option to redeem the Series A Preferred Securities or to dissolve and cause Series A Subordinated Debentures to be distributed to the holders of the Series A Preferred Securities, as described herein.

Income from Series A Preferred Securities

         In the opinion of Ballard Spahr Andrews & Ingersoll, the Partnership will be treated as a partnership for United States federal income tax purposes. Accordingly, each owner of Series A Preferred Securities will be required to include in gross income such owner's distributive share of the net income of the Partnership. Such income should not exceed Dividends received on such Series A Preferred Securities, except in limited circumstances as described below under "Potential Extension of Interest Payment Period." No portion of such income will be eligible for the dividends received deduction.

Disposition of Series A Preferred Securities

         Gain or loss will be recognized on a sale, including a redemption for cash, of Series A Preferred Securities in an amount equal to the difference between the amount realized and the tax basis of the owner of the Series A Preferred Securities sold. Gain or loss recognized by an owner of a Series A Preferred Security on the sale or exchange of a Series A Preferred Security held for more than one year will generally be taxable as long-term capital gain or loss.

Receipt of Series A Subordinated Debentures Upon Liquidation of the Partnership

         Under certain circumstances described in "Certain Terms of the Series
A Preferred Securities   Special Event Redemption or Distribution" herein, the
General Partner may dissolve and wind up the Partnership and cause the Series A Subordinated Debentures to be distributed to the holders of Series A Preferred Securities in liquidation of such holders' interests in the Partnership, providedthat the General Partner shall have received an opinion of counsel (which may be regular tax counsel to the General Partner or an affiliate but not an employee thereof) to the effect that the holders of the Series A Preferred Securities will not recognize any gain or loss for federal income tax purposes as a result of such dissolution and distribution. Under current United States federal income tax law, such a distribution would be treated as a non-taxable exchange to each holder of Series A Preferred Securities. Such a tax-free transaction would result in the holder of Series A Preferred Securities receiving an aggregate tax basis in the Series A Subordinated Debentures equal to such holder's aggregate tax basis in the holder's Series A Preferred Securities. A holder's holding period for such Series A Subordinated Debentures would include the period for which the Series A Preferred Securities were held by such holder.

Partnership Information Returns and Audit Procedures

         The General Partner will furnish each owner of a Series A Preferred Security with a schedule K-1 each year setting forth such owner's allocable share of income for the prior calendar year. The General Partner is required to furnish such schedules as soon as practicable following the end of the year, but in any event prior to March 31.

         Any person who holds Series A Preferred Securities as a nominee for another person is required to furnish to the Partnership (a) the name, address and taxpayer identification number of the beneficial owner and the nominee; (b) information as to whether the beneficial owner is (i) a person that is not a United States person, (ii) a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing, or
(iii) a tax-exempt entity; (c) the amount and description of Series A Preferred Securities held, acquired or transferred for the beneficial owner; and (d) certain information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales. Brokers and financial institutions are required to furnish additional information, including whether they are United States persons, and certain information on Series A Preferred Securities they acquire, hold or transfer for their own accounts. A penalty of $50 per failure (up to a maximum of $100,000 per calendar year) is imposed by the Code for failure to report such information to the Partnership. The nominee is required to supply the beneficial owners of the Series A Preferred Securities with the information furnished to the Partnership.

Potential Extension of Interest Payment Period

         In the event that the interest payment period on the Series A Preferred Securities is extended (as provided under "Certain Terms of the Series A Preferred Securities Dividends" herein), the Partnership will continue to accrue income, generally equal to the amount of the interest payment due at the end of the extended interest payment period, over the length of the extended interest payment period.

         Accrued income will be allocated, but not distributed, to holders of record on the Business Day preceding the last day of each calendar month. As a result, owners of Series A Preferred Securities during an extended interest paymentperiod will be required to include interest in gross income in advance of the receipt of cash, and any such owners who dispose of Series A Preferred Securities prior to the record date for the payment of Dividends following such extended interest payment period will include interest in gross income but will not receive any cash related thereto. The tax basis of a Series A Preferred Security will be increased by the amount of any interest that is included in income without a receipt of cash, and will be decreased again when and if such cash is subsequently received from the Partnership. The subsequent receipt of such cash will not be included in gross income.

United States Alien Holders

         For purposes of this discussion, a "United States Alien Holder" is any holder or beneficial owner who or which is (i) a nonresident alien individual or (ii) a foreign corporation, partnership or estate or trust, in either case not subject to United States federal income tax on a net income basis in respect of a Series A Preferred Security.

         Under present United States federal income tax law, subject to the discussion below with respect to backup withholding, and assuming satisfaction by the Partnership of its withholding tax obligations, if any:

         (i) payments by the Partnership or any of its paying agents to any United States Alien Holder will not be subject to United States federal withholding tax provided that (a) the beneficial owner of the Series A Preferred Security does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of PSE&G, (b) the beneficial owner of the Series A Preferred Security is not a controlled foreign corporation that is related to PSE&G through stock ownership, and
     (c) either (A) the beneficial owner of the Series A Preferred Security certifies to the Partnership or its agent, under penalties of perjury, that it is a United States Alien Holder and provides its name and address or (B) the holder of the Series A Preferred Security is a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution"), and such holder certifies to the Partnership or its agent under penalties of perjury that such statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof; and

         (ii) a United States Alien Holder of a Series A Preferred Security will generally not be subject to United States federal income or withholding tax on any gain realized on the sale or exchange of a Series A Preferred Security unless such person is present in the United States for 183 days or more in the taxable year of sale and such person has a "tax home" in the United States or certain other requirements are met.

Backup Withholding and Information Reporting

         In general, information reporting requirements will apply to payments to noncorporate United States holders of the proceeds of the sale of Series A Preferred Securities within the United States and "backup withholding" at a rate of31% will apply to such payments if the seller fails to provide a correct taxpayer identification number.

         Payments of the proceeds from the sale by a United States Alien Holder of Series A Preferred Securities made to or through a foreign office of a brokerwill not be subject to information reporting or backup withholding, except that, if the broker is a United States person, a controlled foreign corporation for United States tax purposes or a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, information reporting may apply to such payments. Payments of the proceeds from the sale of Series A Preferred Securities to or through the United States office of a broker is subject to information reporting and backup withholding unless the holder or beneficial owner certifies as to its non-United States status or otherwise establishes an exemption from information reporting and backup withholding.


                                 UNDERWRITING

         Subject to the terms and conditions of the Underwriting Agreement among the Partnership, PSE&G and the underwriters named below (the "Underwriters"), for whom Goldman, Sachs & Co., Bear, Stearns & Co. Inc., Dean Witter Reynolds Inc., Morgan Stanley & Co. Incorporated, PaineWebber Incorporated, Prudential Securities Incorporated and Smith Barney Inc. are acting as Representatives, the Partnership has agreed to sell to each of the Underwriters and each of the Underwriters has severally agreed to purchase from the Partnership the respective number of Series A Preferred Securities set forth opposite its name below:



                                                   Number of Series A
    Underwriter                                    Preferred Securities
    -----------

          Goldman, Sachs & Co. . . . . . . . . .
          Bear, Stearns & Co. Inc. . . . . . . .
          Dean Witter Reynolds Inc.. . . . . . .
          Morgan Stanley & Co. Incorporated. . .
          PaineWebber Incorporated . . . . . . .
          Prudential Securities Incorporated . .
          Smith Barney Inc.. . . . . . . . . . .

                                               _________________
         Total
                                               =================

         Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to take and pay for all such Series A Preferred Securities offered hereby, if any are taken.

         The Underwriters propose to offer the Series A Preferred Securities inpart directly to the public at the initial public offering price set forth on the cover page of this Prospectus Supplement, and in part to certain securities dealers at such price less a concession of $______ per Series A Preferred Security. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $_____ per Series A Preferred Security to certain brokers and dealers. After the Series A Preferred Securities are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Representatives.

         In view of the fact that the proceeds from the sale of the Series A Preferred Securities will be loaned to PSE&G, under the Underwriting Agreement PSE&Ghas agreed to pay to the Underwriters $______ per Series A Preferred Security ($_____ per Series A Preferred Security sold to certain institutions) for the accounts of the several Underwriters.

         Prior to this offering, there has been no public market for the Series A Preferred Securities. In order to meet one of the requirements for listing theSeries A Preferred Securities on the New York Stock Exchange, the Underwriters have undertaken to sell the Series A Preferred Securities to a minimum of 400 beneficial owners.

         PSE&G and the Partnership have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities ct of 1933, as amended.

         PSE&G and the Partnership have agreed, during the period beginning on the date of the Underwriting Agreement and continuing to and including the earlier of (i) the date, after the closing date, on which the distribution of the Series A Preferred Securities ceases, as determined by Goldman, Sachs & Co., or (ii) 30 days after the closing date, not to offer, sell, contract to sell, or otherwise dispose of any Series A Preferred Securities, any limited partner interests of the Partnership, or any preferred stock or any other securities of the Partnership or PSE&G which are substantially similar to the Series A Preferred Securities, including the related Guarantee, or any securities convertible into or exchangeable for Series A Preferred Securities, limited partner interests, preferred stock or other substantially similar securities of either the Partnership or PSE&G, without the prior written consent of Goldman, Sachs & Co.

                   SUBJECT TO COMPLETION, DATED          , 1994

                      PUBLIC SERVICE ELECTRIC AND GAS CAPITAL

              Cumulative Monthly Income Preferred Securities (MIPS*) guaranteed to the extent the issuer has funds as set forth herein by

                      PUBLIC SERVICE ELECTRIC AND GAS COMPANY
                                __________________

    Public Service Electric and Gas Capital, L.P. (the "Partnership"), a New Jersey special purpose limited partnership in which Public Service Electric and Gas Company ("PSE&G") is the sole general partner (the "General Partner"), may offer from time to time, in one or more series, its cumulative monthly income preferred securities representing limited partner interests (the "Preferred Securities"). See "Description of the Preferred Securities." The payment of periodic cash distributions ("Dividends") with respect to the Preferred Securities of each series and payments on liquidation or redemption with respect to such Preferred Securities, in each case out of funds on hand legally available therefor held by the Partnership, are guaranteed by PSE&G to the extent described herein (the "Guarantee"). The obligations of PSE&G under the Guarantee will be subordinate and junior in right of payment to all general liabilities of PSE&G. See "Description of the Guarantee." Concurrently with the issuance of each series of Preferred Securities, the Partnership will loan the proceeds thereof to PSE&G and to evidence such loan, PSE&G will issue and deliver to the Partnership a series of PSE&G's deferrable interest subordinated debentures (the "Subordinated Debentures") with terms corresponding to that series of Preferred Securities. The Subordinated Debentures will be unsecured and subordinate and junior in right of payment to Senior Indebtedness (as defined herein) of PSE&G. See "Description of the Subordinated Debentures." The Subordinated Debentures will be the sole asset of the Partnership and the interest on the Subordinated Debentures will be the only revenue of the Partnership. Upon the occurrence of certain events as may be described in the accompanying Prospectus Supplement (the "Prospectus Supplement"), the General Partner may dissolve the Partnership and cause the Subordinated Debentures to be distributed to the holders of the Preferred Securities in liquidation of their interest in the Partnership.

    The Preferred Securities may be offered in amounts, at prices and on terms to be determined at the time of offering, provided, however, that the aggregate initial public offering price of all Preferred Securities issued pursuant to the Registration Statement of which this Prospectus forms a part shall not exceed $210,000,000. Certain specific terms of the particular series of Preferred Securities in respect of which this Prospectus is being delivered will be set forth in an accompanying Prospectus Supplement, including where applicable and to the extent not set forth herein, the specific title, the series, the aggregate amount, the Dividend rate (or the method for determining such rate), the stated liquidation preference, redemption provisions, other rights, the initial public offering price, and any other special terms, as well as any planned listing of such Preferred Securities on a securities exchange.

    The Preferred Securities may be sold in a public offering to or through underwriters or dealers designated from time to time. See "Plan of Distribution." The names of any such underwriters or dealers involved in the sale of the Preferred Securities of the particular series in respect of which this Prospectus is being delivered, the number of Preferred Securities to be purchased by any such underwriters or dealers and any applicable commissions or discounts will be set forth in the Prospectus Supplement. The net proceeds to the Partnership will also be set forth in the Prospectus Supplement.

    The Prospectus Supplement will also contain information concerning United States federal income tax considerations applicable to the series of Preferred Securities offered.
___________________
                               ____________________

    * An application has been filed by Goldman, Sachs & Co. with the United States Patent and Trademark Office for the registration of the MIPS servicemark.
                               ____________________

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE  COMMISSION  OR  ANY  STATE SECURITIES COMMISSION NOR  HAS  THE
       SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED  UPON  THE  ACCURACY  OR  ADEQUACY  OF  THIS PROSPECTUS.
             ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ____________________

               The date of this Prospectus is          , 1994.

                    STATEMENT OF AVAILABLE INFORMATION

         PSE&G is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission ("SEC"). Such reports and other information can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. and at its regional offices at 500 West Madison Street, Chicago, Illinois and 7 World Trade Center, New York, New York. Copies of such reports and other information may also be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549-1004 at prescribed rates. Such reports and other information can also be inspected at the New York Stock Exchange, Inc. where certain of PSE&G's securities are listed.

         No separate financial statements of the Partnership have been included herein. PSE&G and the Partnership do not consider that such financial statements would be material to holders of Preferred Securities offered hereby because the Partnership is a newly formed special purpose entity, has no operating history or independent operations and is not engaged in, and does not propose to engage in, any activity other than as set forth below. See "The Partnership."
                           ____________________

              INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by PSE&G with the SEC pursuant to the Exchange Act are incorporated herein by reference:

         1. PSE&G's Annual Report on Form 10-K for the year ended December 31, 1993;

         2. PSE&G's Quarterly Reports on Form 10-Q for the periods ended March 31, 1994 and June 30, 1994; and

         3. PSE&G's Current Reports on Form 8-K dated January 21, 1994, June 15, 1994 and October 6, 1994.

         Each document filed subsequent to the date of this Prospectus pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the termination of the offering shall be deemed to be incorporated by reference in this Prospectus and the accompanying Prospectus Supplement and shall be a part hereof and thereof from the date of filing of such document. Any statement contained herein or therein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein and therein shall be deemed to be modified or superseded for purposes of this Prospectus and the accompanying Prospectus Supplement to the extent that a statement contained herein or therein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein and therein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or the accompanying Prospectus Supplement.

         PSE&G undertakes to provide without charge to each person, including any beneficial owner, to whom this Prospectus and the accompanying Prospectus Supplement are delivered, upon written or oral request of such person, a copy of any or all documents described above under "Incorporation of Certain Documents by Reference," other than exhibits to such documents not specifically incorporated by reference therein. Such requests should be directed to the
Director   Investor Relations, Public Service Electric and Gas Company, 80 Park
Plaza, T6B, P. O. Box 570, Newark, New Jersey 07101, telephone (201) 430-6503.


                              THE PARTNERSHIP

         The Partnership is a limited partnership formed under the laws of the State of New Jersey. All of its general partner interests are owned by PSE&G (the "General Partner"). As a limited partnership, all of the business and affairs of the Partnership will be managed by the General Partner pursuant to the Amended and Restated Limited Partnership Agreement of the Partnership (the "Limited Partnership Agreement"). Under the Limited Partnership Agreement, the general partner of the Partnership must (i) at all times maintain a "fair market net worth" of at least 10% of the total capital contributions (less redemptions) to the Partnership, (ii) contribute capital equal to 3% of the aggregate capital contributed to the Partnership, and (iii) use its reasonable efforts to cause the Partnership to remain a limited partnership and otherwise continue to be treated as a partnership for United States federal income tax purposes.

         The Partnership has been created solely for the purpose of issuing partner interests, including the Preferred Securities, and lending the proceeds thereof to PSE&G. Such loans will be evidenced by the Subordinated Debentures issued by PSE&G under an Indenture dated as of ______, 1994 (the "Indenture") between PSE&G and First Fidelity Bank, National Association, as trustee (the "Trustee"). The Subordinated Debentures will be the only assets of the Partnership and the only revenues of the Partnership will be interest on the Subordinated Debentures. The General Partner will pay all of the Partnership's operating expenses and will have general liability for all of the Partnership's obligations.

         Assuming a holder of Preferred Securities acts in conformity with the Limited Partnership Agreement, such holder will not be liable for the debts, obligations and liabilities of the Partnership, whether arising in contract, tort or otherwise, solely by reason of being a limited partner of the Partnership, subject to the obligation of a limited partner to repay any funds wrongfully distributed to it.

         The place of business of the Partnership is the principal executive offices of the General Partner at 80 Park Plaza, Newark, New Jersey 07101 and its telephone number is 201-430-7000.

                  PUBLIC SERVICE ELECTRIC AND GAS COMPANY

         PSE&G is an operating public utility company engaged in the generation, transmission, distribution and sale of electric energy service and in the production, transmission, distribution and sale of gas service in New Jersey. PSE&G supplies electric and gas service in areas of New Jersey in which approximately 5,500,000 persons reside, approximately 70% of the State's population. PSE&G is the principal subsidiary of Public Service Enterprise Group Incorporated, which owns all of PSE&G's common stock.

         PSE&G's service area is a corridor of approximately 2,600 square miles running diagonally across the State of New Jersey from Bergen County in the northeast to an area below the City of Camden in the southwest. This heavily populated, commercialized and industrialized territory encompasses most of New Jersey's largest municipalities, including its six largest cities, in addition to approximately 300 suburban and rural communities.

         PSE&G's executive offices are located at 80 Park Plaza, Newark, New Jersey 07101-0570, telephone (201) 430-7000.


                              USE OF PROCEEDS

         Unless otherwise specified in the accompanying Prospectus Supplement, the proceeds to be received by the Partnership from the sale of the Preferred Securities offered hereby will be loaned to PSE&G and will be added to the general funds of PSE&G and used for general corporate purposes, including the refunding and redemption of certain of its higher cost redeemable preferred stock, the payment of construction expenditures and the reimbursement of its treasury of funds expended therefor and/or the payment of its short-term obligations incurred for such purposes.


                  DESCRIPTION OF THE PREFERRED SECURITIES

         The following is a summary of certain terms and provisions of the Preferred Securities and the Limited Partnership Agreement. The summary is subject to, and qualified in its entirety by reference to, the Limited Partnership Agreement, the Preferred Securities and the New Jersey Uniform Limited Partnership Law (1976). The Limited Partnership Agreement and the form of the Preferred Securities are filed as exhibits to the Registration Statement of which this Prospectus forms a part.

General

         Under the Limited Partnership Agreement, the Partnership is authorized to issue two classes of partner interests, Preferred Securities representing limited partner interests, including the Preferred Securities offered hereby, and general partner interests. All of the general partner interests of the Partnership are owned by PSE&G. The Limited Partnership Agreement authorizes the General Partner to establish various series of Preferred Securities in an unlimited amount having such designations, rights, privileges, restrictions and other terms and provisions as the General Partner may determine. Dividends on all series of Preferred Securities must be paid in full before the General Partner may participate in the profits or assets of the Partnership. All of the Preferred Securities will rank pari passu in participation in the assets and income of the Partnership.

Dividends

         Dividends on each series of Preferred Securities will be cumulative, will accrue from the date of original issuance and will be payable monthly in arrears on the last day of each calendar month of each year, except as otherwise described below. The rate of Dividends (or method of calculation thereof) payable on a series of Preferred Securities offered hereby will be specified in the Prospectus Supplement related thereto. Unless otherwise specified in the applicable Prospectus Supplement, the amount of Dividends payable for any period will be computed on the basis of twelve 30-day months and a 360-day year and, for any period shorter than a full monthly distribution period, will be computed on the basis of the actual number of days elapsed in such period.

         So long as an Event of Default under the Indenture has not occurred and is continuing, PSE&G has the right under the Indenture at any time and from time to time, to extend the interest payment period on the Subordinated Debentures to a period not exceeding 60 consecutive months, provided that such extended interest payment period shall not extend beyond the stated maturity date or redemption date of any series of Subordinated Debentures (an "Extension Period"). As a consequence, monthly Dividends on the Preferred Securities would be deferred by the Partnership during any Extension Period. The term "Dividends" as used herein includes, as applicable, monthly distributions, distributions on monthly distributions in arrears and Additional Amounts (as defined in the applicable Prospectus Supplement). In the event that PSE&G exercises this right, PSE&G may not declare or pay dividends on or redeem, purchase, acquire, or make a liquidation payment with respect to, any of its capital stock during an Extension Period. Prior to the termination of any such Extension Period, PSE&G may further extend the interest payment period, provided that such Extension Period together with all such previous and further extensions thereof may not exceed 60 consecutive months. Upon the termination of any Extension Period and the payment of all amounts then due, PSE&G may elect to extend the interest payment period again, subject to the above
requirements.  See "Description of the Subordinated Debentures   Option to
Extend Interest Payment Period." Any tax consequences resulting from the extension of the interest payment period to a holder of Preferred Securities will be described in the applicable Prospectus Supplement.

         Dividends on the Preferred Securities must be paid by the Partnership in any calendar year or portion thereof to the extent the Partnership has funds on hand legally available therefor. The Partnership's revenues will be limited to interest payments on the Subordinated Debentures issued by PSE&G to the Partnership. See "Description of the Subordinated Debentures."

         Dividends on the Preferred Securities will be payable to the holders thereof as they appear on the books and records of the Partnership on the relevant record dates, which, so long as the Preferred Securities remain in book-entry-only form, will be one Business Day (as defined below) prior to the relevant payment dates. Subject to any applicable laws and regulations and the provisions of the Limited Partnership Agreement, each such payment will be made as described under " Book-Entry-Only Issuance The Depository Trust Company" below. In the event that the Preferred Securities do not remain in book-entry-only form, the record dates will be the fifteenth day of each month. In the event that any date on which Dividends are payable on the Preferred Securities is not a Business Day, then payment of the Dividend payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date. A "Business Day" shall mean any day other than a Saturday, Sunday or other day on which banking institutions in The City of New York or the State of New Jersey are authorized or required by law or executive order to close.

Certain Restrictions on the Partnership

         If Dividends have not been paid in full on any series of Preferred Securities, the Partnership shall not:

              (i) pay any Dividends on any other series of Preferred Securities, unless Dividends are paid on all Preferred Securities then outstanding on a pro rata basis in proportion to the full Dividends to which each series of Preferred Securities would be entitled if paid in full;

              (ii) pay any distribution on the general partner interests; or

              (iii) redeem, purchase or otherwise acquire any Preferred Securities or the general partner interests;

until, in each case, such time as all accumulated and unpaid Dividends on all series of Preferred Securities shall have been paid in full for all prior distribution periods. As of the date of this Prospectus, there are no Preferred Securities outstanding.

Redemption Provisions

         The redemption provisions with respect to each series of the Preferred Securities offered hereby will be set forth in the Prospectus Supplement related thereto.

         The Partnership may not redeem any Preferred Securities unless all accumulated and unpaid Dividends have been paid on all Preferred Securities for all monthly distribution periods terminating on or prior to the date of redemption. If a partial redemption would result in a delisting of such series of Preferred Securities from any national securities exchange on which such series of Preferred Securities is then listed, the Partnership may only redeem such series of Preferred Securities in whole.

         Notice of any redemption of the Preferred Securities will be given not less than 30 days nor more than 60 days prior to the redemption date to the holders thereof. So long as The Depository Trust Company ("DTC") or its nominee is the sole holder of the Preferred Securities of any series, any failure on the part of DTC or a participant in the book entry system to notify a beneficial owner of such Preferred Securities of such redemption shall not affect the validity of the redemption. See " Book-Entry-Only Issuance The Depository Trust Company" below. If notice of redemption shall have been given and payment shall have been made by the Partnership to DTC, then, upon the date of such payment, all rights in respect of the Preferred Securities so called for redemption will cease. In the event that any date fixed for redemption of Preferred Securities is not a Business Day, then payment of the redemption price payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that if such Business Day falls in the next succeeding calendar year, such payment will be made on the immediately preceding Business Day (in each case with the same force and effect as if made on such day).

         Subject to applicable law and except as provided under "Description of
the Subordinated Debentures   Certain Covenants of PSE&G," PSE&G or its
affiliates may at any time and from time to time purchase outstanding Preferred Securities by tender, in the open market or by private agreement.

Liquidation Distribution

         In the event of any voluntary or involuntary dissolution and winding up of the Partnership, other than in connection with the distribution of Subordinated Debentures to holders of the Preferred Securities upon the occurrence of certain events as may be described in the accompanying Prospectus Supplement, the holders of the Preferred Securities at the time outstanding will be entitled to receive out of the assets of the Partnership after satisfaction of liabilities to creditors as required by New Jersey law and before any distribution of assets is made to holders of its general partner interests, the aggregate of the stated liquidation preference and all accumulated and unpaid Dividends to the date of payment (the "Liquidation Distribution"). All assets of the Partnership remaining after payment of the Liquidation Distribution will be distributed to the General Partner.

         If, upon a liquidation of the Partnership, the Liquidation Distribution can be paid only in part because the Partnership has insufficient assets available to pay in full the aggregate Liquidation Distribution on all Preferred Securities, then the amounts payable on each series of Preferred Securities shall be paid on a pro rata basis in proportion to the full Liquidation Distribution to which each series of Preferred Securities would be entitled.

         Pursuant to the Limited Partnership Agreement, the Partnership shall be dissolved and its affairs shall be wound up upon the occurrence of any of the following events: (i) the expiration of the term of the Partnership, which is 99 years, (ii) the withdrawal, removal or bankruptcy of the General Partner or the occurrence of any other event that under applicable law causes PSE&G to cease to be the General Partner, except for a transfer to a permitted successor or assignee of the General Partner as set forth in the Limited Partnership Agreement, (iii) the entry of a decree of judicial dissolution, (iv) the election of the General Partner upon the occurrence of certain special events as may be set forth in the Prospectus Supplement, or (v) the written consent of the General Partner and all of the holders of the Preferred Securities. Upon any dissolution and winding up other than under (iv) above, PSE&G is required to redeem the Subordinated Debentures to fund the Liquidation Distribution.

Merger, Consolidation, etc. of the Partnership

         The Partnership may not consolidate, amalgamate, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any corporation or other entity, except with the approval of the General Partner and the holders of 66-2/3% in aggregate stated liquidation preference of the outstanding Preferred Securities or as otherwise described below. The General Partner may, without the consent of the holders of the Preferred Securities, cause the Partnership to consolidate, amalgamate, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to, a corporation, a limited liability company or a limited partnership, a trust or other entity organized as such under the laws of any state of the United States of America or the District of Columbia, provided that (i) such successor entity either (x) expressly assumes all of the obligations of the Partnership under the Preferred Securities or (y) substitutes for the Preferred Securities other securities having substantially the same terms as the Preferred Securities (the "Successor Securities") so long as the Successor Securities rank, as regards participation in the profits and assets of the successor entity, at least as high as the Preferred Securities rank, as regards participation in the profits and assets of the Partnership,
(ii) PSE&G confirms its obligations under the Guarantee with regard to the Successor Securities, if any, (iii) such consolidation, amalgamation, merger, replacement, conveyance, transfer or lease does not cause any series of Preferred Securities or Successor Securities to be delisted by any national securities exchange on which such series of Preferred Securities is then listed, (iv) such consolidation, amalgamation, merger, replacement, conveyance, transfer or lease does not cause the Preferred Securities or Successor Securities to be downgraded by any "nationally recognized statistical rating organization," as that term is defined by the SEC for purposes of Rule 436(g)(2) under the Securities Act of 1933, as amended (the "Securities Act"),
(v) such consolidation, amalgamation, merger, replacement, conveyance, transfer or lease does not adversely affect the powers, preferences and other special rights of holders of Preferred Securities or Successor Securities in any material respect, (vi) such successor entity has a purpose substantially identical to that of the Partnership, (vii) prior to such consolidation, amalgamation, merger, replacement, conveyance, transfer or lease, PSE&G has received an opinion of counsel (which may be regular tax or other counsel to PSE&G or an affiliate, but not an employee thereof) experienced in such matters to the effect that (w) holders of outstanding Preferred Securities will not recognize any gain or loss for United States federal income tax purposes as a result of the consolidation, amalgamation, merger, replacement, conveyance, transfer or lease, (x) such successor entity will be treated as a partnership for United States federal income tax purposes, (y) following such consolidation, amalgamation, merger, replacement, conveyance, transfer or lease, PSE&G and such successor entity will be in compliance with the Investment Company Act of 1940, as amended (the "1940 Act") without registering thereunder as an investment company, and (z) such consolidation, amalgamation, merger, replacement, conveyance, transfer or lease will not adversely affect the limited liability of holders of Preferred Securities or Successor Securities.

Voting Rights

         Except as provided below and under " Merger, Consolidation, etc. of the Partnership" and "Description of the Guarantee Amendments", and as otherwise required by law and the Limited Partnership Agreement, the holders of the Preferred Securities will have no voting rights.

         If (i) the Partnership fails to pay Dividends in full on the Preferred Securities for 18 consecutive monthly distribution periods, (ii) an Event of Default (as defined in the Indenture and described below) occurs and is continuing, or (iii) PSE&G is in default on any of its payment or other obligations under the Guarantee, then the holders of the Preferred Securities, acting as a single class, will be entitled by a vote of the majority of the aggregate stated liquidation preference of all outstanding Preferred Securities having a right to vote to appoint and authorize a special representative ("Special Representative") to enforce the Partnership's rights against PSE&G under the Subordinated Debentures and the Indenture and the obligations undertaken by PSE&G under the Guarantee, including, after failure to pay Dividends for 60 consecutive monthly distribution periods on the Preferred Securities, the payment of Dividends on the Preferred Securities. The Special Representative shall not be admitted as a partner of the Partnership or otherwise be deemed a partner of the Partnership and shall have no liability for the debts, obligations or liabilities of the Partnership.

         For purposes of determining whether the Partnership has failed to pay Dividends in full for 18 consecutive monthly distribution periods, Dividends shall be deemed to remain in arrears, notwithstanding any payments in respect thereof, until full cumulative Dividends on all Preferred Securities have been or contemporaneously are paid with respect to all monthly distribution periods terminating on or prior to the date of payment of such full cumulative Dividends. Subject to the requirements of applicable law, not later than 30 days after the right to appoint a Special Representative arises, the General Partner will convene a general meeting. If the General Partner fails to convene a meeting within such 30-day period, the holders of 10% of the aggregate stated liquidation preference of the Preferred Securities will be entitled to convene such meeting. The provisions of the Limited Partnership Agreement relating to the convening and conduct of the general meetings of security holders will apply with respect to any such meeting. Any Special Representative so appointed shall vacate office immediately if the Partnership (or PSE&G pursuant to the Guarantee) shall have paid in full all accumulated and unpaid Dividends on the Preferred Securities or the Event of Default under the Indenture or the default under the Guarantee, as the case may be, shall have been cured.
Notwithstanding the appointment of any such Special Representative, PSE&G retains all rights under the Indenture, including the right to extend the interest payment period as provided under "Description of the Subordinated Debentures Option to Extend Interest Payment Period."

         If any proposed amendment to the Limited Partnership Agreement provides for, or the General Partner otherwise proposes to effect, any action which would materially adversely affect the powers, preferences or special rights attached to any series of Preferred Securities, whether by way of amendment to the Limited Partnership Agreement or otherwise, then the holders of such series of Preferred Securities will be entitled to vote on such amendment or action of the General Partner (but not on any other amendment or action) and, in the case of an amendment or action which would equally adversely affect the rights or preferences of any other Preferred Securities, such Preferred Securities shall vote together as a class on such amendment or action of the General Partner (but not on any other amendment or action), and such amendment or action shall not be effective except with the approval of the holders of not less than 66-2/3% of the aggregate stated liquidation preference of such series of Preferred Securities. In addition to the circumstances described under " Liquidation Distribution" above, the Partnership may be dissolved and wound up with the consent of the holders of all Preferred Securities then outstanding.

         The powers, preferences or special rights attached to any Preferred Securities will be deemed not to be adversely affected by the creation or issue of, and no vote will be required for the creation or issue of, any additional series of Preferred Securities or additional general partner interests.
Holders of Preferred Securities have no preemptive rights.

         So long as any Subordinated Debentures are held by the Partnership, the General Partner, unless so directed by the Special Representative, shall not (i) direct the time, method and place of conducting any proceeding for any remedy available to the holders of the Subordinated Debentures or the Trustee under the Indenture, or executing any trust or power conferred on the Trustee,
(ii) waive any default under the Indenture, (iii) exercise any right to rescind or annul a declaration that the principal of all the Subordinated Debentures shall be due and payable or (iv) consent to any amendment, modification or termination of the Indenture, where consent by the holder of the Subordinated Debentures shall be required, without, in each case, obtaining the prior approval of the holders of at least 66-2/3% in aggregate stated liquidation preference of all series of Preferred Securities, acting as a single class; provided, however, that where a consent under the Indenture would require the consent of each holder of the Subordinated Debentures affected thereby, no such consent shall be given by the General Partner without the prior consent of each holder of all series of Preferred Securities. The General Partner shall not revoke any action previously authorized or approved by a vote of any series of Preferred Securities. The General Partner shall notify all holders of the Preferred Securities of any notice of default received from the Trustee with respect to the Subordinated Debentures.

         Any required approval of holders of Preferred Securities may be given at a separate meeting of such holders convened for such purposes, at a meeting of all partners of the Partnership or pursuant to written consent. The Partnership will cause a notice of any meeting at which holders of any series of Preferred Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be mailed to each holder of record of such series of Preferred Securities. Each such notice will include a statement setting forth (i) the date of such meeting or the date by which such action is to be taken, (ii) a description of any resolution proposed for adoption at such meeting on which such holders are entitled to vote or of such matter upon which written consent is sought, and (iii) instructions for the delivery of proxies or consents.

         No vote or consent of the holders of the Preferred Securities will be required for the Partnership to redeem and cancel Preferred Securities in accordance with the Limited Partnership Agreement.

         Notwithstanding that holders of Preferred Securities are entitled to vote or consent under any of the circumstances described above, any of the Preferred Securities that are owned by PSE&G or any entity owned more than 50% by PSE&G, either directly or indirectly, shall not be entitled to so vote or consent and shall, for the purposes of such vote or consent, be treated as if they were not outstanding.

         The holders of the Preferred Securities will have no rights to remove or replace the General Partner. PSE&G may, without the consent of any holder of Preferred Securities, transfer its general partner interests in the Partnership to any direct or indirect wholly owned subsidiary of PSE&G.

Book-Entry-Only Issuance The Depository Trust Company

         DTC will act as securities depository for the Preferred Securities offered hereby. Each series of Preferred Securities offered hereby will be issued only as fully registered securities registered in the name of Cede & Co. (DTC's nominee). One or more fully registered global Preferred Security certificates will be issued, representing in the aggregate the total number of Preferred Securities of each series, and will be deposited with DTC.

         DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the SEC.

         Purchases of Preferred Securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the Preferred Securities on DTC's records. The ownership interest of each actual purchaser of each Preferred Security ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements, of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased the Preferred Securities. Transfers of ownership interests in the Preferred Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Preferred Securities, except in the event that use of the book-entry system for the Preferred Securities is discontinued.

         DTC has no knowledge of the actual Beneficial Owners of the Preferred Securities. DTC's records reflect only the identity of the Direct Participants to whose accounts such Preferred Securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

         Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

         Redemption notices shall be sent to Cede & Co. If less than all of a series of Preferred Securities are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such series to be redeemed.

         Although voting with respect to the Preferred Securities is limited, in those cases where a vote is required, neither DTC nor Cede & Co. will consent or vote with respect to Preferred Securities. Under its usual procedure, DTC would mail an Omnibus Proxy to the Partnership as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Preferred Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

         Payments on the Preferred Securities will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customer practices and will be the responsibility of such Participant and not of DTC, the Partnership or PSE&G, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of distributions to DTC is the responsibility of the Partnership, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

         The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that PSE&G and the Partnership believe to be reliable, but neither PSE&G nor the Partnership takes responsibility for the accuracy thereof.

         DTC may discontinue providing its services as securities depository with respect to any series of the Preferred Securities at any time by giving reasonable notice to the Partnership. Under such circumstances, in the event that a successor securities depository is not obtained, certificates representing such Preferred Securities are required to be printed and delivered. Additionally, the General Partner may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depository), including for the purpose of effectuating a partial redemption of a series of Preferred Securities in which only the Preferred Securities of certain holders will be redeemed.

         In the event that the book-entry-only system is discontinued, the General Partner will appoint a registrar, transfer agent and paying agent for the Preferred Securities. Registration of transfers of Preferred Securities will be effected without charge by or on behalf of the Partnership, but upon payment of any tax or other governmental charges which may be imposed in relation to it. The Partnership will not be required to register or cause to be registered the transfer of Preferred Securities after such Preferred Securities have been called for redemption.

Miscellaneous

         The General Partner is authorized and directed to use its best efforts to manage the affairs of the Partnership in such a way that the Partnership would not be deemed to be an "investment company" required to be registered under the 1940 Act or taxed as a corporation for United States federal income tax purposes and so that the Subordinated Debentures will be treated as indebtedness of PSE&G for federal income tax purposes. In this connection, the General Partner is authorized to take any action that is not inconsistent with applicable law, the Certificate of Limited Partnership of the Partnership or the Limited Partnership Agreement, that does not materially adversely affect the interests of holders of Preferred Securities and that the General Partner determines in its discretion to be necessary or desirable for such purposes.

         The Partnership may not borrow money or issue debt or mortgage or pledge any of its assets.


                       DESCRIPTION OF THE GUARANTEE

         The following is a summary of certain provisions of the Guarantee which will be executed and delivered by PSE&G concurrently with the issuance of each series of Preferred Securities offered hereby for the benefit of the holders from time to time of that series of the Preferred Securities. The summary is subject to, and qualified by reference to the Payment and Guarantee Agreement, which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part. Reference in the summary to Preferred Securities means the series of the Preferred Securities to which a Guarantee relates.

General

         PSE&G will irrevocably and unconditionally agree, to the extent set forth herein, to pay in full, to the holders of the Preferred Securities, the

Guarantee Payments (as defined below) (except to the extent paid by the Partnership), as and when due, regardless of any defense, right of set-off or counterclaim which the Partnership may have or assert. The following payments, to the extent not paid by the Partnership (the "Guarantee Payments"), will be subject to the Guarantee (without duplication): (i) any accumulated and unpaid Dividends on the Preferred Securities to the extent that the Partnership has funds on hand legally available therefor, (ii) the redemption price with respect to any Preferred Securities called for redemption to the extent that the Partnership has funds on hand legally available therefor, (iii) upon liquidation of the Partnership (unless the Subordinated Debentures are distributed to holders of the Preferred Securities), the lesser of (a) the Liquidation Distribution and (b) the amount of assets of the Partnership legally available for distribution to holders of Preferred Securities, and (iv) any Additional Amounts payable with respect to a particular series of Preferred Securities. PSE&G's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by PSE&G to the holders of Preferred Securities or by causing the Partnership to pay such amounts to such holders. While the assets of the General Partner will not be available for making distributions on the Preferred Securities, they will be available for payment of the expenses of the Partnership. Accordingly, the Guarantee, together with the related covenants contained in the Limited Partnership Agreement and PSE&G's obligations under the Indenture and the Subordinated Debentures, provide for PSE&G's full and unconditional guarantee of the Preferred Securities as set forth above.


Status of the Guarantee

         The Guarantee will constitute an unsecured obligation of PSE&G and will rank subordinate and junior in right of payment to all general liabilities of PSE&G. The Limited Partnership Agreement provides that each holder of Preferred Securities by acceptance thereof agrees to the subordination provisions and other terms of the Guarantee.

         The Guarantee related to a series of Preferred Securities will rank pari passu with all other Guarantees issued by PSE&G in connection with other series of Preferred Securities.

         The Guarantee will constitute a guarantee of payment and not of collection. The Guarantee will be held for the benefit of the holders of the Preferred Securities. In the event of the appointment of a Special Representative, the Special Representative may enforce the Guarantee. The holders of not less than 10% in aggregate stated liquidation preference of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding to enforce the Guarantee, including the giving of directions to the General Partner or the Special Representative, as the case may be. If the General Partner or the Special Representative fails to enforce the Guarantee, any holder of Preferred Securities may institute a legal proceeding directly against PSE&G to enforce its rights under the Guarantee without first instituting a legal proceeding against the Partnership or any other person or entity. The Guarantee will not be discharged except by payment of the Guarantee Payments in full to the extent not paid by the Partnership.

Certain Covenants of PSE&G

         Under the Guarantee, PSE&G will covenant that, so long as any Preferred Securities remain outstanding, PSE&G may not declare or pay any dividend on, or redeem, purchase, acquire or make a liquidation payment with respect to, any shares of its capital stock (i) during an Extension Period,
(ii) if PSE&G shall be in default with respect to its payment or other obligations under the Guarantee or (iii) if there shall have occurred and is continuing any event that, with giving of notice or the lapse of time or both, would constitute an Event of Default under the Indenture.

Amendments

         Except with respect to any changes which do not materially adversely affect the rights of holders of Preferred Securities (in which case no vote will be required), the Guarantee may be changed only with the prior approval of the holders of not less than 66-2/3% of the aggregate stated liquidation preference of the outstanding Preferred Securities. The manner of obtaining any such approval of holders of the Preferred Securities will be as set forth under "Description of the Preferred Securities Voting Rights."

Merger of PSE&G

         So long as any Preferred Securities remain outstanding, PSE&G will maintain its corporate existence; provided that PSE&G may consolidate with or merge with or into any other person or sell, convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any person if the successor person shall be organized and existing under the laws of the United States or any state thereof or the District of Columbia and shall expressly assume the obligations of PSE&G under the Guarantee.

Termination of the Guarantee

         The Guarantee will terminate and be of no further force and effect upon full payment of the redemption price of the Preferred Securities or upon full payment of the amounts payable upon liquidation of the Partnership. The Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Preferred Securities must restore payment of any sums paid under the Preferred Securities or the Guarantee.


                DESCRIPTION OF THE SUBORDINATED DEBENTURES

         The following is a summary of certain terms and provisions of the Subordinated Debentures and the Indenture. The summary is subject to, and is qualified by reference to the form of the Subordinated Debentures and the Indenture, the forms of which are filed as exhibits to the Registration Statement of which this Prospectus forms a part.

General

         Concurrently with the issuance of each series of the Preferred Securities, the Partnership will loan the proceeds thereof and the General Partner's concurrent investment in the Partnership to PSE&G. The loan will be evidenced by a separate series of Subordinated Debentures issued by PSE&G to the Partnership. The Subordinated Debentures will be unsecured subordinated obligations of PSE&G issued under the Indenture. Each series of Subordinated Debentures will be in the principal amount equal to the aggregate stated liquidation preference of the related series of Preferred Securities plus the General Partner's concurrent investment in the Partnership, will bear interest at a rate equal to the Dividend rate or manner of calculation thereof on such series of Preferred Securities payable on the Dividend dates and will rank pari passu with all other series of Subordinated Debentures.

Option to Extend Interest Payment Period

         Under the Indenture, PSE&G shall have the right at any time and from time to time, so long as an Event of Default under the Indenture has not occurred and is continuing, to extend the interest payment period for all Subordinated Debentures for up to 60 consecutive months; provided that no Extension Period shall extend beyond the stated maturity date or date of redemption of any series of Subordinated Debentures. At the end of the Extension Period, PSE&G is obligated to pay all interest then accrued and unpaid (together with interest thereon to the extent permitted by applicable law). During any Extension Period, PSE&G may not declare or pay any dividend on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of its capital stock. Prior to the termination of any Extension Period, PSE&G may further extend the interest payment period, provided that such Extension Period, together with all such previous and further extensions thereof, may not exceed 60 consecutive months. Upon the termination of any Extension Period and the payment of all amounts then due, PSE&G may select a new Extension Period subject to the above requirements. PSE&G is required to give the Partnership, or the holders of the Subordinated Debentures if the Subordinated Debentures have been distributed to the holders of the Preferred Securities, notice of its selection of such extended interest payment period one Business Day prior to the date the Partnership or the Company is required to give notice to any national securities exchange on which any series of the Preferred Securities or Subordinated Debentures are listed or other applicable self-regulatory organization or to holders of the Preferred Securities of the record date or the date such Dividend is payable, but in any event not less than two Business Days prior to such record date. PSE&G shall cause the Partnership to give such notice of PSE&G's selection of such extended interest payment period to the holders of the Preferred Securities.

         If during any Extension Period, PSE&G fails to pay dividends upon any shares of PSE&G's preferred stock for four consecutive quarterly periods, pursuant to PSE&G's Restated Certificate of Incorporation, as amended, the holders of PSE&G's preferred stock, voting separately as a single class, are entitled to elect a majority of PSE&G's Board of Directors. Such voting rights of the holders of preferred stock to elect directors shall continue until all accumulated and unpaid dividends thereon have been paid.

Additional Interest

         In connection with the issuance of any series of Preferred Securities, the Partnership may agree to pay the holders of such series certain additional amounts ("Additional Amounts") relating to certain tax events or tax treatment of the Subordinated Debentures or the Partnership. Such Additional Amounts will be described in the Prospectus Supplement for such series. If at any time the Partnership shall be required to pay any Additional Amounts in respect of the Preferred Securities pursuant to the terms thereof, then PSE&G will pay as interest on the Subordinated Debentures ("Additional Interest") an amount equal to such Additional Amounts. In addition, if the Partnership would be required to pay any taxes, duties, assessments or other governmental charges of whatever nature (other than withholding taxes) imposed by the United States, or any other taxing authority, PSE&G also will pay as Additional Interest such amounts as shall be required so that the net amounts received and retained by the Partnership after paying any such taxes, duties, assessments or governmental charges will be not less than the amounts the Partnership would have received had no such taxes, duties, assessments or governmental charges been imposed.

Redemption

         If the Partnership redeems any series of the Preferred Securities, in whole or in part, in accordance with the terms thereof, PSE&G shall redeem Subordinated Debentures of the corresponding series, in a principal amount equal to the aggregate stated liquidation preference of the Preferred Securities so redeemed, at a redemption price equal to 100% of the aggregate principal amount of such Subordinated Debentures to be redeemed, plus any accrued but unpaid interest, including Additional Interest, if any. In addition, unless otherwise provided in the applicable Prospectus Supplement, PSE&G will have the right to redeem the Subordinated Debentures of any series, in whole or in part, at any time on or after the first date on which the corresponding series of Preferred Securities becomes redeemable, and upon such other events as may be specified in the applicable Prospectus Supplement, at a redemption price equal to 100% of the aggregate principal amount of such Subordinated Debentures to be redeemed, plus any accrued but unpaid interest, including Additional Interest, if any, to the date fixed for redemption, upon not less than 30 nor more than 60 days' notice.

         The Subordinated Debentures shall be subject to mandatory redemption upon the dissolution and winding up of the Partnership, unless in connection with such dissolution and winding up, the Subordinated Debentures are distributed to the holders of the Preferred Securities.

Subordination

         The Indenture provides that all payments by PSE&G in respect of the Subordinated Debentures shall be subordinated to the prior payment in full of all amounts payable on Senior Indebtedness. The term "Senior Indebtedness" means (i) the principal of and premium (if any) in respect of (A) indebtedness of PSE&G for money borrowed and (B) indebtedness evidenced by securities, debentures, bonds or other similar instruments issued by PSE&G; (ii) all capital lease obligations of PSE&G; (iii) all obligations of PSE&G issued or assumed as the deferred purchase price of property, all conditional sale obligations of PSE&G and all obligations of PSE&G under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business); (iv) certain obligations of PSE&G for the reimbursement of any obligor on any letter of credit, banker's acceptance, security purchase facility or similar credit transaction entered into in the ordinary course of business of PSE&G; (v) all obligations of the type referred to in clauses (i) through (iv) of other persons and all dividends of other persons (other than Preferred Securities) for the payment of which, in either case, PSE&G is responsible or liable as obligor, guarantor or otherwise; and (vi) all obligations of the type referred to in clauses (i) through (v) of other persons secured by any lien on any property or asset of PSE&G (whether or not such obligation is assumed by PSE&G), except for any such indebtedness that is by its terms subordinated to or pari passu with the Subordinated Debentures and for indebtedness between or among PSE&G and its affiliates.

         Upon any payment or distribution of assets or securities of PSE&G, upon any dissolution or winding up or total or partial liquidation or reorganization of PSE&G, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings, all amounts payable on Senior Indebtedness (including any interest accruing on such Senior Indebtedness subsequent to the commencement of a bankruptcy, insolvency or similar proceeding) shall be paid in full before the holders of the Subordinated Debentures or the Trustee on behalf of the holders shall be entitled to receive from PSE&G any payment of principal of, premium, if any, or interest on the Subordinated Debentures or distributions of any assets or securities.

         No direct or indirect payment by or on behalf of PSE&G of principal of, premium, if any, or interest on the Subordinated Debentures, whether pursuant to the terms of the Subordinated Debentures or upon acceleration or otherwise, shall be made if, at the time of such payment, there exists (i) a default in the payment of all or any portion of any Senior Indebtedness or (ii) any other default pursuant to which the maturity of Senior Indebtedness has been accelerated and, in either case, requisite notice has been given to PSE&G and the Trustee and such default shall not have been cured or waived by or on behalf of the holders of such Senior Indebtedness.

         If the Trustee or the holders of the Subordinated Debentures shall have received any payment on account of the principal of, premium, if any, or interest on the Subordinated Debentures when such payment is prohibited and before all amounts payable on Senior Indebtedness are paid in full, then such payment shall be received and held in trust for the holders of Senior Indebtedness and shall be paid over or delivered to the holders of the Senior Indebtedness remaining unpaid to the extent necessary to pay such Senior Indebtedness in full.

         Nothing in the Indenture shall limit the right of the Trustee or the holders of the Subordinated Debentures to take any action to accelerate the maturity of the Subordinated Debentures or to pursue any rights or remedies against PSE&G; provided that all Senior Indebtedness shall be paid before holders of the Subordinated Debentures are entitled to receive any payment from PSE&G of principal of or interest on the Subordinated Debentures.

         Upon the payment in full of all Senior Indebtedness, the holders of the Subordinated Debentures shall be subrogated to the rights of the holders of such Senior Indebtedness to receive payments or distributions of assets of PSE&G made on such Senior Indebtedness until the Subordinated Debentures shall be paid in full.

         The Indenture does not limit the aggregate amount of Senior Indebtedness which PSE&G may issue.

Book-Entry System in the Event of Distribution of Subordinated Debentures

         In the event that the Subordinated Debentures are to be distributed to the holders of the Preferred Securities, it is anticipated that such distribution would occur in book-entry form and that DTC, or any successor depositary for the Preferred Securities, would act as depositary for the Subordinated Debentures and that the depositary arrangements for the Subordinated Debentures would be substantially identical to those in effect for the Preferred Securities. For a description of DTC and the terms of the depositary arrangements relating to payments, transfers, voting rights, redemption and other notices and other matters, see "Description of the
Preferred Securities   Book-Entry-Only Issuance   The Depository Trust
Company".

         Except under certain limited circumstances as described under "Description of the Preferred Securities Book-Entry-Only Issuance The Depository Trust Company" for delivery of certificates evidencing beneficial ownership in the Preferred Securities, the Subordinated Debentures would not be issuable as, or exchangeable for, Subordinated Debentures in definitive certificated form. In the event that Subordinated Debentures were to be issued in certificated form, principal and interest on such Subordinated Debentures would be payable at, and transfers or exchanges of such Subordinated Debentures would be effected at, the office or agency of PSE&G designated for such purposes. In addition, if the Subordinated Debentures are issued in certificated form, the record dates for payment of interest will be the fifteenth day of each month.

Certain Covenants of PSE&G

         PSE&G will covenant that may it not declare or pay any dividend on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock (i) during an Extension Period, (ii) if there shall have occurred and is continuing any event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default under the Indenture or (iii) if PSE&G shall be in default with respect to its payment or other obligations under the Guarantee. PSE&G will covenant under the Indenture that, in the event that it transfers its general partner interests in the Partnership to a direct or indirect wholly owned subsidiary, PSE&G will (i) maintain direct or indirect 100% ownership of the General Partner and cause the General Partner to maintain 100% ownership of the general partner interests of the Partnership,
(ii) cause the General Partner to at all times maintain a "fair market net worth" of at least 10% of the total capital contributions (less redemptions) to the Partnership and to contribute capital equal to at least 3% of the aggregate capital contributed to the Partnership, (iii) cause the General Partner to timely perform all of its duties as general partner of the Partnership (including the duty to pay Dividends on the Preferred Securities to the extent the Partnership has funds legally available therefor), and (iv) to use its reasonable efforts to cause the Partnership to remain a limited partnership and otherwise continue to be treated as a partnership for United States federal income tax purposes.

         The Partnership may not waive compliance or waive any default in compliance by PSE&G with any covenant or other term in the Indenture without the approval of the Special Representative or without the direction of the holders of 66-2/3% of the aggregate stated liquidation preference of the Preferred Securities, provided, however, that a default in the payment of principal of or interest on the Subordinated Debentures may be waived only with the consent of all of the holders of the Preferred Securities. In the event that the Subordinated Debentures are distributed to the holders of the Preferred Securities, any waiver of compliance or any default in compliance by PSE&G with any covenant or other term in the Indenture will require the approval of 66-2/3% of the aggregate principal amount of the Subordinated Debentures, provided, however, that a default in the payment of principal of or interest on the Subordinated Debenture may be waived only with the consent of all of the holders of the Subordinated Debentures.

Modification of the Indenture

         From time to time, PSE&G and the Trustee, without notice to or the consent of any holders of the Subordinated Debentures or the Special Representative may amend or supplement the Indenture or the Subordinated Debentures for any of the following purposes: (i) to cure any ambiguity, defect or inconsistency; (ii) to comply with the provisions of the Indenture regarding consolidation, merger or the sale, conveyance, transfer or lease of the properties as an entirety or substantially as an entirety of PSE&G; (iii) to provide for uncertificated Subordinated Debentures in addition to or in place of certificated Subordinated Debentures; (iv) to make any other change that does not in the reasonable judgment of the Company adversely affect the rights of any holder of the Subordinated Debentures; (v) to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act of 1939, as amended; or (vi) to set forth the terms and conditions, which shall not be inconsistent with the Indenture, of each series of Subordinated Debentures (other than the first series of Subordinated Debentures) and the form of Subordinated Debentures of such series.

         The Indenture contains provisions permitting PSE&G and the Trustee to modify the Indenture or any supplemental indenture or the rights of the holders of the Subordinated Debentures issued under the Indenture or to waive future compliance by PSE&G with the provisions of the Indenture, with the consent of
(i) in the event the Partnership is the sole holder of the Debentures, the Special Representative, or, if no Special Representative has been appointed, the Partnership at the direction of the holders of not less than 66-2/3% of the aggregate stated liquidation preference of the Preferred Securities, or (ii) in the event that the Subordinated Debentures have been distributed to the holders of the Preferred Securities, the holders of 66-2/3% of the aggregate principal amount of the Subordinated Debentures provided that no such modification, without the consent of (i) each holder of the Preferred Securities, or (ii) each holder of the Subordinated Debentures in the event the Subordinated Debentures have been distributed to the holders of the Preferred Securities, may, (a) reduce the principal of the Subordinated Debentures, (b) reduce the percentage of principal amount of outstanding Subordinated Debentures of any series, the consent of holders of which is required for amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults, (c) change the stated maturity of the principal of, or premium, if any, or interest on or the rate of interest of, or Additional Interest with respect to, the Subordinated Debentures, (d) change the obligation of PSE&G to pay Additional Interest on any Subordinated Debenture, (e) change redemption provisions applicable to the Subordinated Debentures adversely to the holders thereof, (f) impair the right to institute suit for the enforcement of any payment with respect to the Subordinated Debentures, (g) change the currency in which payments with respect to the Subordinated Debentures are to be made or, (h) change the subordination provisions applicable to the Subordinated Debentures adversely to the holders thereof.

Events of Default

         The following are "Events of Default" under the Indenture: (i) default for 10 days in payment of any interest (including Additional Interest) on any Subordinated Debentures (other than the payment of interest during an Extension Period); (ii) default in payment of principal of (or premium, if any,
on) any Subordinated Debentures; (iii) default for 60 days after notice in the performance of any other covenant in the Indenture or (iv) certain events of bankruptcy, insolvency or reorganization of PSE&G. In case an Event of Default under the Indenture shall occur and be continuing, other than an Event of Default relating to bankruptcy, insolvency or reorganization of PSE&G, in which case the principal of and any interest on all of the Subordinated Debentures shall become immediately due and payable, the Trustee, the Special Representative or the holders of not less than 25% in aggregate principal amount of the Subordinated Debentures may declare the principal of and any interest on all the Subordinated Debentures to be due and payable. Under certain circumstances, any declaration of acceleration with respect to Subordinated Debentures may be rescinded only by (i) in the event the Partnership is the sole holder of the Debentures, the Special Representative, or, if no Special Representative has been appointed, the Partnership at the direction of the holders of 66-2/3% in aggregate stated liquidation preference of Preferred Securities, or (ii) in the event that the Subordinated Debentures have been distributed by the Partnership to the holders of the Preferred Securities, by the vote of holders of 66- 2/3% in aggregate principal amount of the Subordinated Debentures.

         PSE&G is required to furnish to the Trustee annually a statement as to the performance by PSE&G of its obligations under the Indenture and as to any default in such performance.

Enforcement of Certain Rights of Holders of Preferred Securities

         The holders of the Preferred Securities will have the rights referred
to under "Description of Preferred Securities   Voting Rights", including the
right to appoint a Special Representative authorized to exercise the rights of the Partnership, as the holder of the Subordinated Debentures, to declare the principal of and any interest on the Subordinated Debentures due and payable following an Event of Default under the Indenture and to enforce the obligations of PSE&G under the Subordinated Debentures and the Indenture directly against PSE&G, without first proceeding against the Partnership or any other person or entity.

Consolidation, Merger, Sale or Conveyance

         The Indenture provides that PSE&G may not consolidate with or merge with or into any other person or sell, convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any person, unless
(i) the successor person shall be organized and existing under the laws of the United States or any state thereof or the District of Columbia, and shall expressly assume by a supplemental indenture all of the obligations of PSE&G under the Subordinated Debentures and the Indenture and (ii) immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing.

Defeasance and Discharge

         Under the terms of the Indenture, PSE&G will be discharged from any and all obligations in respect of the Subordinated Debentures of any series if PSE&G deposits with the Trustee, in trust, (i) cash and/or (ii) United States Government Obligations (as defined in the Indenture), which through the payment of interest thereon and principal thereof in accordance with their terms will provide cash in an amount sufficient to pay all the principal of, and interest on, the Subordinated Debentures of such series on the dates such payments are due in accordance with the terms of such Subordinated Debentures.

Information Concerning the Trustee

         Subject to the provisions of the Indenture relating to its duties, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the holders of the Subordinated Debentures, unless such holders shall have offered to the Trustee reasonable indemnity. Subject to such provision for indemnification, Subordinated Debentures then outstanding or the Special Representative if one has been appointed or the Partnership, at the direction of the holders of 66-2/3% of the aggregate stated liquidation preference of the Preferred Securities or the holders of a 66-2/3% in principal amount of the Subordinated Debentures if the Subordinated Debentures have been distributed to the holders of the Preferred Securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee thereunder, or exercising any trust or power conferred on the Trustee.

         The Indenture contains limitations on the right of the Trustee, as a creditor of PSE&G, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. In addition, the Trustee may be deemed to have a conflicting interest and may be required to resign as Trustee if at the time of default under the Indenture (i) it is a creditor of PSE&G or (ii) if there is a default under the Indenture referred to below.

         First Fidelity Bank, National Association, is the Trustee under PSE&G's Indenture dated August 1, 1924, with respect to PSE&G's First and Refunding Mortgage Bonds. PSE&G also maintains other normal banking relationships with First Fidelity Bank, National Association.

         First Fidelity Bank, National Association, is a subsidiary of First Fidelity Bancorporation. E. James Ferland, Chairman of the Board, President and Chief Executive Officer of PSE&G, is a director of First Fidelity Bancorporation and of First Fidelity Bank, National Association.


                           PLAN OF DISTRIBUTION

         The Partnership may offer or sell Preferred Securities offered hereby to one or more underwriters for public offering and sale by them. The Partnership may sell Preferred Securities as soon as practicable after effectiveness of the Registration Statement. Any such underwriter involved in the offer and sale of the Preferred Securities will be named in an applicable Prospectus Supplement.

         Underwriters may offer and sell the Preferred Securities at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. In connection with the sale of Preferred Securities, underwriters may be deemed to have received compensation from PSE&G and/or the Partnership in the form of underwriting discounts or commissions and may also receive commissions. Underwriters may sell Preferred Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters.

         Any underwriting compensation paid by PSE&G and/or the Partnership to underwriters in connection with the offering of Preferred Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in an applicable Prospectus Supplement. Underwriters and dealers participating in the distribution of the Preferred Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Preferred Securities may be deemed to be underwriting discounts and commissions, under the Securities Act. Underwriters and dealers may be entitled, under agreement with PSE&G and the Partnership, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and to reimbursement by PSE&G for certain expenses.

         In connection with the offering of any series of Preferred Securities, the Partnership may grant to the Underwriters an option to purchase additional Preferred Securities of such series to cover over-allotments, if any, at the initial public offering price (with an additional underwriting commission), as may be set forth in the accompanying Prospectus Supplement. If the Partnership grants any over-allotment option, the terms of such over-allotment option will be set forth in the Prospectus Supplement for such series of Preferred Securities.

         Underwriters and dealers may engage in transactions with, or perform services for, PSE&G and/or the Partnership and/or any of their affiliates in the ordinary course of business.

         Each series of Preferred Securities will be a new issue of securities and will have no established trading market. Any underwriters to whom Preferred Securities are sold by the Partnership for public offering and sale may make a market in such Preferred Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The Preferred Securities may or may not be listed on a national securities exchange. No assurance can be given as to the liquidity of or the existence of trading markets for any Preferred Securities.




                               LEGAL MATTERS

         Certain legal matters will be passed upon for PSE&G and the Partnership by R. Edwin Selover, Esquire, Senior Vice President and General Counsel of PSE&G or James T. Foran, Esquire, General Corporate Counsel of PSE&G and by Ballard Spahr Andrews & Ingersoll, Philadelphia, Pennsylvania, special tax counsel to PSE&G, and for the underwriters by Brown & Wood, New York, New York, who may rely on the opinion of Mr. Selover or Mr. Foran as to matters of New Jersey law. R. Edwin Selover, Esquire or James T. Foran, Esquire and Brown & Wood may rely on the opinion of Ballard Spahr Andrews & Ingersoll as to matters of Pennsylvania law.


                                  EXPERTS

         The consolidated financial statements and schedules of PSE&G incorporated by reference in this Prospectus have been audited by Deloitte & Touche, independent auditors, for the periods indicated in their report thereon which is included in the Annual Report on Form 10-K for the year ended December 31, 1993. The consolidated financial statements and schedules audited by Deloitte & Touche have been incorporated herein by reference in reliance on their report given on their authority as experts in accounting and auditing.

No person has been authorized to give
any information or to make any
representations other than those
contained in this Prospectus Supplement
or the Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. This Prospectus Supplement and the Prospectus do not constitute an offer to sell or the solicitation of any offer to buy any securities other than the securities described in this
 Prospectus Supplement and the Prospectus or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus Supplement or the Prospectus nor any sale made hereunder or thereunder shall, under any circumstances, create any implication that the information contained herein or therein is correct as of any time subsequent to the date of such information.

        _______________


                             TABLE OF CONTENTS

                                                  - Page-
                                                    ----
                           Prospectus Supplement


Certain Investment
Considerations . . . . .
The Partnership. . . . .
Public Service Electric and
  Gas Company. . . . . .
Coverage Ratios .. . . .
Certain Terms of the Series A
  Preferred Securities .
Certain Terms of the Series A
  Subordinated Debentures. .
United States Taxation .
Underwriting . . . . . .

                                Prospectus

Statement of Available
Information. . . . . . .
Incorporation of Certain Documents
  by Reference . . . . .
The Partnership. . . . .
Public Service Electric and
  Gas Company. . . . . .
Use of Proceeds. . . . .
Description of the Preferred
Securities . . . . . . .
Description of the Guarantee
Description of the Subordinated
  Debentures
 Plan of Distribution
Legal Matters
Experts






                           Preferred Securities


                              Public Service
                                Electric and
                                Gas Capital

                               % Cumulative
                         Monthly Income Preferred
                           Securities, Series A

                       guaranteed to the extent the
                       issuer has funds as set forth
                                 herein by

                              Public Service
                             Electric and Gas
                                  Company
                             ________________

                           PROSPECTUS SUPPLEMENT
                           ____________________

                         Goldman, Sachs & Co.
                         Bear, Stearns & Co. Inc.
                         Dean Witter Reynolds Inc.
                         Morgan Stanley & Co.Incorporated
                         PaineWebber Incorporated
                         Prudential Securities Incorporated
                         Smith Barney Inc.

                    Representatives of the Underwriters

                                  PART II

                  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.*

    Filing fees - Securities and Exchange
      Commission . . . . . . . . . . . . . . . . $ 42,000
    Printing . . . . . . . . . . . . . . . . . . . 16,000
    New York Stock Exchange listing fee. . . . . . 51,650
    Legal fees and Blue Sky fees and expenses. . .125,000
    Accounting fees. . . . . . . . . . . . . . . . 30,000
    Transfer Agent and Registrar . . . . . . . . . 10,000
    Indenture Trustee fees and expenses. . . . . . 15,000
    Rating agencies fees and expenses. . . . . . .120,000
    Miscellaneous. . . . . . . . . . . . . . . . . 35,415
                                                  -------
         Total . . . . . . . . . . . . . . . . . $445,065
                                                 ========
    * Estimated

Item 15.  Indemnification of Directors and Officers.

    Under Section 14A:3-5 of the New Jersey Business Corporation Act, PSE&G

              (1) has power to indemnify each director and officer of PSE&G (as well as its employees and agents) against expenses and liabilities in connection with any proceeding involving him by reason of his being or having been such director or officer, other than a proceeding by or in the right of PSE&G, if (a) such director of officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of PSE&G, and (b) with respect to any criminal proceeding, such director or officer had no reasonable cause to believe his conduct was unlawful;

              (2) has power to indemnify each director and officer of PSE&G against expenses in connection with any proceeding by or in the right of PSE&G to procure a judgment in its favor which involves such director or officer by reason of his being or having been such director or officer, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of PSE&G; however, in such proceeding no indemnification may be provided in respect to any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to PSE&G, unless and only to the extent that the court determines that the director or officer is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper;

              (3) must indemnify each director and officer against expenses to the extent that he has been successful on the merits or otherwise in any proceeding referred to in (1) and (2) above or in defense of any claim, issue or matter therein; and

              (4) has power to purchase and maintain insurance on behalf of a director or officer against any expenses incurred in any proceeding and any liabilities asserted against him by reason of his being or having been a director or officer, whether or not PSE&G would have the power to indemnify him against such expenses and liabilities under the statute.

    As used in the statute, "expenses" means reasonable costs, disbursements and counsel fees, "liabilities" means amounts paid or incurred in satisfaction of settlements, judgments, fines and penalties, and "proceedings" means any pending, threatened or completed civil, criminal, administrative or arbitrative action, suit or proceeding, and any appeal therein and any inquiry or investigation which could lead to such action, suit or proceeding.

    Indemnification may be awarded by a court under (1) or (2) as well as under
(3) above, notwithstanding a prior determination by PSE&G that the director or officer has not met the applicable standard of conduct.

    Indemnification under the statute does not exclude any other rights to which a director or officer may be entitled under a certificate of incorporation, by-law, or otherwise.

    Subdivision 1 of Article VI of PSE&G's Restated Certificate of Incorporation, as amended, provides as follows:

         1.   Indemnification of Directors, Officers and
              Employees:

              The corporation shall indemnify to the full extent from time to time permitted by law any person made, or threatened to be made, a party to any pending, threatened or completed civil, criminal, administrative or arbitrative action, suit or proceeding and any appeal therein (and any inquiry or investigation which could lead to such action, suit or proceeding) by reason of the fact that he is or was a director, officer or employee of the corporation or serves or served any other enterprise as a director, officer or employee at the request of the corporation. Such right of indemnification shall inure to the benefit of the legal representative of any such person.

    Subdivision 5 of Article VI of PSE&G's Restated Certificate of Incorporation, as amended, provides as follows:

         5.   Limitation of Liability:

              To the full extent from time to time permitted by law, directors and officers of the corporation shall not be personally liable to the corporation or its shareholders for damages for breach of any duty owed to the corporation or its shareholders. No amendment or repeal of this provision shall adversely affect any right or protection of a director or officer of the corporation existing at the time of such amendment or repeal.

    The directors and officers of PSE&G are insured under policies of insurance, within the limits and subject to the limitations of the policies, against claims made against them for acts in the discharge of their duties, and PSE&G is insured to the extent that it is required or permitted by law to indemnify the directors and officers for such loss. The premiums for such insurance are paid by PSE&G.

    Pursuant to the Limited Partnership Agreement, to the fullest extent permitted by applicable law, the Partnership shall indemnify and hold harmless the General Partner or any Special Representative, any affiliate of the General Partner or any Special Representative or any officers, directors, shareholders, partners, employees, representatives or agents of the General Partner or any Special Representative, or any employee or agent of the Partnership or its affiliates (each, an "Indemnified Person") from and against any loss, damage or claim incurred by such Indemnified Person by reason of any act or omission performed or omitted by such Indemnified Person in good faith on behalf of the Partnership and in a manner reasonably believed to be within the scope of authority conferred on such Indemnified Person by the Limited Partnership Agreement, except that no Indemnified Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Indemnified Person by reason of gross negligence, willful misconduct or fraud with respect to such acts or omissions; provided, however, that any such indemnity shall be provided out of and to the extent of the Partnership's assets only, and no General Partner or limited partner (collectively, "Partners"), any affiliate of a Partner or any officers, directors, shareholders, partners, employees, representatives or agents of a Partner or its respective affiliates, or any employee or agent of the Partnership or its affiliates or any Special Representative shall have any personal liability on account thereof. To the fullest extent permitted by applicable law, expenses (including legal fees) incurred by an Indemnified Person in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to the final disposition of such claim, demand, action, suit or proceeding pursuant to an undertaking by or on behalf of the Indemnified Person to repay such amount if it shall be determined that the Indemnified Person is not entitled to be indemnified.

Item 16.  Exhibits

Exhibit
Numbers

1   Form of Underwriting Agreement.

3-1 Certificate of Limited Partnership for the Partnership.

3-2 Form of Action of the General Partner.

3-3 Limited Partnership Agreement of Public Service Electric and Gas Capital,
    L.P.

3-4 Form of Amended and Restated Limited Partnership Agreement of Public
    Service Electric and Gas Capital, L.P.

4-1 Form of Preferred Security Certificate (included in Exhibit 3-4).

4-2 Form of Deferrable Interest Subordinated Debenture (included in Exhibit
    4-3).
4-3 Form of Deferrable Interest Subordinated Debenture Indenture.

4-4 Form of Deferrable Interest Subordinated Debenture Supplemental Indenture.

4-5 Form of Payment and Guarantee Agreement.

5   Opinion of James T. Foran, Esquire relating to the legality of the
     Preferred Securities, Subordinated Debentures and Guarantees, including consent.

8 Opinion of Ballard Spahr Andrews & Ingersoll as to tax matters and certain matters of Pennsylvania law.

12-1 Computations of PSE&G's Ratio of Earnings to Fixed Charges (incorporated by reference to Exhibit 12-1 of PSE&G's 1993 Report on Form 10-K and PSE&G's Quarterly Report on Form 10-Q for the period ended June 30, 1994).

12-2 Computations of PSE&G Ratio of Earnings to Combined Fixed Charges plus
     Preferred Stock Dividend Requirements (incorporated by reference to
     Exhibit 12-2 of PSE&G's 1993 Report on Form 10-K and PSE&G's Quarterly Report on Form 10-Q for the period ended June 30, 1994).

23-1 Consent of Independent Accountants.

23-2 Consent of James T. Foran, Esquire (included in Exhibit 5).

23-3 Consent of Ballard Spahr Andrews & Ingersoll (included in Exhibit 8).

24   Power of Attorney.

25 Statement of Eligibility under the Trust Indenture Act of 1939 of First Fidelity Bank, National Association, designated to act as Trustee.

27  Financial Data Schedule


Item 17.  Undertakings

    A.   To Update Annually

         The Registrants hereby undertake (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by PSE&G pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; (2) that for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    B.   Incorporation by Reference

         The Registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of PSE&G's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    C.   Indemnification

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrants, the Registrants have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

    D.   Equity Offerings of Nonreporting Registrants

         The Partnership hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

                                                                 EXHIBIT 24

                             POWER OF ATTORNEY


         Each Director of Public Service Electric and Gas Company whose signature appears below hereby appoints Robert C. Murray the agent for service named in this registration statement, as attorney-in-fact, to execute in the name of each such person and to file with the Securities and Exchange Commission any and all amendments, including post-effective amendments to this registration statement.

                                SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant, Public Service Electric and Gas Capital, L.P., certifies that it hasreasonable grounds to believe it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Newark, State of New Jersey, on this 6th day of October, 1994.



                             Public Service Electric and Gas Capital, L.P.

                             By: Public Service Electric and Gas Company, its general partner


                             By /s/ E. James Ferland

                                 E. James Ferland, Chairman of the
                                 Board and Chief Executive Officer

                                SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant, Public Service Electric and Gas Company, certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Newark, State of New Jersey, on the 6th day of October, 1994.


                                  Public Service Electric and Gas Company



                                  By /s/ E. James Ferland
                                      E. James Ferland, Chairman of the
                                      Board and Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

          Signature                  Title                         Date


/s/ E. James Ferland         Chairman of the Board and         October 6, 1994
    E. James Ferland         Chief Executive Officer
                                 and Director
                            (Principal Executive Officer)

/s/ Lawrence R. Codey        President and Chief Operating     October 6, 1994
    Lawrence R. Codey            Officer and Director

/s/ Robert C. Murray         Senior Vice President-Finance     October 6, 1994
    Robert C. Murray          and Chief Financial Officer
                             (Principal Financial Officer)

/s/ Patricia A. Rado         Vice President and Controller     October 6, 1994
    Patricia A. Rado        (Principal Accounting Officer)

/s/ Raymond V. Gilmartin                Director               October 6, 1994
    Raymond V. Gilmartin

/s/ Shirley A. Jackson                  Director               October 6, 1994
    Shirley A. Jackson

/s/ Irwin Lerner                        Director               October 6, 1994
    Irwin Lerner

/s/ James C. Pitney                     Director               October 6, 1994
    James C. Pitney

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus supplement shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.



                            [INSERT ON SIDE OF PAGE 1]